Filed with the SEC on April 17, 1997          Registration No. 333-24739


                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                      AMENDMENT NUMBER ONE TO

                             FORM S-4
                 REGISTRATION STATEMENT UNDER THE
                      SECURITIES ACT OF 1933


                   STONEVILLE INSURANCE COMPANY
      (Exact name of registrant as specified in its charter)

        MISSISSIPPI              6331                  72-1341156
(State or other juris-      (Primary Standard      (IRS Employer
diction of incorporation     Industrial Classifica-   Identifica-
or organization)            tion Code Number)       tion Number)


HARRY E. VICKERY                    HARRY E. VICKERY
STONEVILLE INSURANCE COMPANY        DELTA AGRICULTURAL AND
633 NORTH STATE STREET, SUITE 200    INDUSTRIAL TRUST
JACKSON, MISSISSIPPI 39202-7817     833 WASHINGTON AVENUE
(601) 352-7817                      GREENVILLE, MISSISSIPPI
(Address, including zip code,        38704-5037
and telephone number, including     (601) 378-8005
area code of registrant's           (Name, address, including
principal executive offices)        zip code, and telephone
                                    number, including area code,
                                    of agent for service)

                            Copies to:

                      David L. Martin, Esq.
                     Stephen M. Roberts, Esq.
                  Watkins Ludlam & Stennis, P.A.
                      633 North State Street
                          P. O. Box 427
                 Jackson, Mississippi 39205-0427
                 Telephone Number: (601)949-4900

Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after the effective date of this Registration Statement and the liquidation of Delta Agricultural and Industrial Trust and capitalization of Stoneville Insurance Company have been consummated pursuant to the Plan and Agreement of Reorganization and Conversion described in this Prospectus.

If the securities being registered on this form are being offered in conjunction with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                   STONEVILLE INSURANCE COMPANY

                      CROSS REFERENCE SHEET


                                             Caption or Location
Items in Form S-4                                  in Prospectus
A.  Information About the Transaction

1.  Forepart of Registration Statement
    and Outside Front Cover Page of
    Prospectus.......................        Cover Page of
                                             Registration
                                             Statement; Cross
                                             Reference Sheet;
                                             Cover Page of the
                                             Prospectus

2.  Inside Front and Outside Back
    Cover Pages of Prospectus........        Available
                                             Information;
                                             Incorporation of
                                             Certain Documents by
                                             Reference; Table of
                                             Contents

3.  Risk Factors, Ratio of Earnings
    to Fixed Charges and Other
    Information......................        Summary; Risk
                                             Factors; Selected
                                             Financial Data of the
                                             Trust; Pro Forma
                                             Condensed Balance
                                             Sheet-Statutory Basis
                                             (Unaudited) of the
                                             Company

4.  Terms of the Transaction.........        Summary; The
                                             Conversion; The Plan;
                                             Description of
                                             Company Stock;
                                             Comparison of Rights
                                             of Former Members of
                                             the Trust and
                                             Shareholders of the
                                             Company; Plan of
                                             Distribution of
                                             Excess Stock

5.  Pro Forma Financial Information.         Pro Forma Condensed
                                             Balance Sheet-
                                             Statutory Basis
                                             (Unaudited) of the
                                             Company

6.  Material Contacts with the
    Company Being Acquired...........        Not Applicable

7.  Additional Information Required
    for Reoffering by Persons and
    Parties Deemed to be Under-
    writers..........................        Not Applicable

8.  Interest of Named Experts and
    Counsel..........................        Legal Opinion;
                                             Experts

9.  Disclosure of Commission
    Position on Indemnification
    for Securities Act Liabilities...        Comparison of
                                             Rights of Former
                                             Members of the
                                             Trust and
                                             Shareholders of the
                                             Company

B.  Information About the Registrant

10. Information with Respect to
    S-3 Registrants..................        Not Applicable

11  Incorporation of Certain Infor-
    mation by Reference..............        Not Applicable

12. Information with Respect to S-2
    or S-3 Registrants...............        Not Applicable

13. Incorporation of Certain Infor-
    mation by Reference..............        Not Applicable

14. Information with Respect to
    Registrants Other Than S-3 or
    S-2 Registrants..................        Summary; The
                                             Conversion;
                                             Business of the
                                             Company; Financial
                                             Statements; Pro
                                             Forma Condensed
                                             Balance Sheet-Statutory Basis
                                             (Unaudited) of the
                                             Company

C.  Information About the Company Being Acquired

15. Information with Respect to S-3
    Companies........................        Not Applicable

16. Information with Respect to S-2
    or S-3 Companies.................        Not Applicable

17. Information with Respect to
    Companies Other Than S-3 or
    S-2 Companies....................        Summary; The
                                             Conversion;
                                             Business of the
                                             Trust; Financial
                                             Statements;
                                             Selected Financial
                                             Data of the Trust;
                                             Trust Management's
                                             Discussion and
                                             Analysis of
                                             Financial
                                             Conditions and
                                             Results of
                                             Operations

D.  Voting and Management Information

18. Information if Proxies, Consents
    or Authorizations Are to be
    Solicited........................        Not Applicable

19. Information if Proxies, Consents
    or Authorizations Are Not to be
    Solicited or in an Exchange
    Offer............................        Cover Page of
                                             Prospectus;
                                             Summary; The
                                             Special Meeting;
                                             The Plan; Business
                                             of the Company;
                                             Certain
                                             Transactions of
                                             Relationships



                                                           , 1997

To Our Former Members:

    As you are aware, since the Delta Agricultural and Industrial Trust (the "Trust") was started by the Delta Council in 1991, the purpose of the Trust has been to provide reasonably priced insurance for its insureds. Due to fundamental changes in the workers' compensation market, a key part of the Trust's strategy has been to move gradually toward the formation of a stock insurance company while providing continuity of coverage to its insureds. In December, 1996, Stoneville Insurance Company (the "Company") was formed to become the successor of the Trust. The Board of Trustees believes that the creation of the Company will allow the continuation of the Trust's original mission as well as allow the flexibility to provide services the Trust could not offer, such as property and casualty insurance.

    The Board of Trustees of the Trust recently took the next step to make the Company an operating entity by voting to approve and adopt a plan and Agreement of Reorganization and Conversion of the Trust (the "Plan").

    Pursuant to the Plan, the Trust will transfer substantially all of its assets to the Company in exchange for common stock ("Stock") of the Company, the Trust will be dissolved, and Former Members (as defined in the Plan) of the Trust will receive Stock of the Company on the terms and subject to the conditions set forth in the Plan, all as more fully described in the attached Prospectus (the "Conversion"). Upon completion of the actions set forth in the Plan, the Company will have succeeded to substantially all of the assets and liabilities of the Trust (other than insurance liabilities) and the Company will apply for, and anticipates being licensed as, a Mississippi stock insurance company eligible to write workers' compensation insurance. Simultaneously with implementation of the Plan, Continental Casualty Company (a member of the CNA Insurance Group) will assume direct responsibility for the insurance liabilities of the Trust, which will relieve the Former Members of the Trust from their joint and several liability with respect to the insurance liabilities of the Trust. The terms of the Conversion are described in detail in the enclosed Prospectus.

    The Board of Trustees of the Trust has unanimously approved the Plan and believes the Conversion is in the best interests of the Trust and its Former Members. No approval by Former Members is necessary for the consummation of the Conversion; however, all Former Members should carefully read the enclosed Prospectus to understand the Conversion and their rights under the Plan.

    The Board of Trustees believes that the creation of the Company will best continue the Trust's original mission while providing Former Members the opportunity to participate in the Company's growth.

                             By Order of the Board of Trustees


                             William L. Kennedy
                             Chairman of the Board of Trustees

                      AVAILABLE INFORMATION

    The Company has filed a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act") of which this Prospectus is a part with respect to the shares of Stock to be issued in connection with the Conversion. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the Rules and Regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus or in any document incorporated by reference referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or attached as an annex hereto or such other document, each such statement being qualified in all respects by such reference.

    Prior to the issuance of the shares of Stock of the Company and registration thereof pursuant to the Registration Statement, neither the Company nor the Trust have been subject to any informational requirements of the Securities Exchange Act of 1934. Subsequent to the registration of the Company's Stock, the Company will be subject to certain informational requirements of the Securities Exchange Act of 1934.





    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN, ARE AVAILABLE WITHOUT CHARGE, UPON THE WRITTEN OR ORAL REQUEST OF ANY FORMER MEMBER OF THE TRUST TO WHOM THIS PROSPECTUS IS DELIVERED. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE
MADE BY                , 1997 [DATE AT LEAST 10 DAYS AFTER MAILING
DATE], AND SUCH REQUESTS SHOULD BE DIRECTED TO THE COMPANY'S OFFICES AT 633 NORTH STATE STREET, SUITE 200, JACKSON, MISSISSIPPI 39202; TELEPHONE (601) 352-7817, ATTENTION: HARRY E. VICKERY, PRESIDENT.

                            PROSPECTUS

                        [INSERT LOGO HERE]





DELTA AGRICULTURAL AND               STONEVILLE INSURANCE COMPANY
INDUSTRIAL TRUST       Maximum of 650,000 Shares of Common Stock,
$1.00 par value



         This Prospectus is being furnished to former members of Delta Agricultural and Industrial Trust, a Mississippi workers' compensation self insurance trust (the "Trust") in connection with the Plan and Agreement of Reorganization and Conversion of the Trust (the "Plan") and the transactions contemplated thereby, which was adopted and approved by the Trust's Board of Trustees on March
20, 1997. A conformed copy of the Plan is attached as Exhibit A. Pursuant to the Plan: (i) the Trust will transfer substantially all its assets to Stoneville Insurance Company (the "Company"); (ii) in exchange for the contribution of such assets by the Trust to the Company, the Company will issue shares of its common stock, $1.00 par value (the "Stock") to the Trust; and (iii) the Trust will dissolve and distribute its assets (Stock of the Company) in a liquidating distribution to former members of the Trust ("Former Members") in accordance with the formula set forth in the Plan and described in this Prospectus (the foregoing transaction is referred to as the "Conversion").

         No vote of Former Members is required for the approval or consummation of the Conversion. However, all Former Members should carefully read this Prospectus to understand the Conversion and their rights under the Plan. Consummation of the Conversion is subject to various conditions as set forth in the Plan and described in the Prospectus.



         THIS PROSPECTUS, WHICH IS BEING FURNISHED TO FORMER MEMBERS OF THE TRUST TO ADVISE THEM OF THE TERMS OF THE CONVERSION, ALSO
CONSTITUTES THE PROSPECTUS OF THE COMPANY WITH RESPECT TO A MAXIMUM
OF 650,000 SHARES OF COMPANY STOCK TO BE ISSUED IN CONNECTION WITH
THE CONVERSION.



         IN THE EVENT THAT THE MAXIMUM NUMBER OF SHARES OF STOCK REGISTERED HEREUNDER ARE NOT DISTRIBUTED PURSUANT TO THE PLAN, THE COMPANY MAY SELL THE BALANCE OF SUCH STOCK TO PERSONS OTHER THAN FORMER MEMBERS. SUCH SALES SHALL BE MADE ONLY THROUGH OFFICERS AND DIRECTORS OF THE COMPANY AND NO COMMISSIONS WILL BE CHARGED.



         No person is authorized to give any information or to make any representation concerning the Conversion not contained in this Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by the Company or the Trust. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus in any jurisdiction, to or from any person to whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of the securities made under this Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein since the date of this Prospectus.

         SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY FORMER MEMBERS OF THE TRUST IN
CONSIDERING THEIR RIGHTS REGARDING THE CONVERSION.  THIS STOCK IS
PURELY SPECULATIVE.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, THE
MISSISSIPPI DEPARTMENT OF INSURANCE OR ANY STATE SECURITIES
COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


This Prospectus is being first mailed to Former Members of the
Trust on or about                      , 1997.
     The date of this Prospectus is                , 1997.


TABLE OF CONTENTS


                                                             PAGE

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

The Company. . . . . . . . . . . . . . . . . . . . . . . . . . .1
The Trust. . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Definition of Former Members of the Trust. . . . . . . . . . . .1
Description of Plan. . . . . . . . . . . . . . . . . . . . . . .2
Adoption of Plan . . . . . . . . . . . . . . . . . . . . . . . .2
Reasons for Conversion . . . . . . . . . . . . . . . . . . . . .2
Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . .2
Effective Date . . . . . . . . . . . . . . . . . . . . . . . . .2
Conditions and Termination . . . . . . . . . . . . . . . . . . .3
Assumption Reinsurance Agreement . . . . . . . . . . . . . . . .3
Termination of Self Insurer Status . . . . . . . . . . . . . . .3
Management of the Company. . . . . . . . . . . . . . . . . . . .4
Regulation of the Company. . . . . . . . . . . . . . . . . . . .4
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . .4
Certain Federal Income Tax Consequences. . . . . . . . . . . . .4
Accounting Treatment . . . . . . . . . . . . . . . . . . . . . .4
Required Regulatory Approvals. . . . . . . . . . . . . . . . . .4
Comparison of Rights of Former Members of the Trust and
Shareholders of the Company. . . . . . . . . . . . . . . . . . .5
Sale of Excess Stock . . . . . . . . . . . . . . . . . . . . . .5

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . .5

History of Operations. . . . . . . . . . . . . . . . . . . . . .5
Limited Operations . . . . . . . . . . . . . . . . . . . . . . .5
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . .5
Reliance on Certain Persons. . . . . . . . . . . . . . . . . . .6
Variability of Operating Results . . . . . . . . . . . . . . . .6
Adequacy of Loss Reserves. . . . . . . . . . . . . . . . . . . .6
Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Competition. . . . . . . . . . . . . . . . . . . . . . . . . . .7
Reinsurance Considerations . . . . . . . . . . . . . . . . . . .7
Ratings. . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Licensure. . . . . . . . . . . . . . . . . . . . . . . . . . . .7

THE CONVERSION . . . . . . . . . . . . . . . . . . . . . . . . .8

Background . . . . . . . . . . . . . . . . . . . . . . . . . . .8
Reasons for Conversion . . . . . . . . . . . . . . . . . . . . .8
Recommendation of the Trust's Board of Trustees. . . . . . . . 10
Assumption Reinsurance Agreement . . . . . . . . . . . . . . . 10
Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . 11
Resales of Company Stock . . . . . . . . . . . . . . . . . . . 11
Certain Federal Income Tax Consequences. . . . . . . . . . . . 11
Consequences to Former Members . . . . . . . . . . . . . . . . 11
Consequences to the Trust and the Company. . . . . . . . . . . 12
Anticipated Accounting Treatment . . . . . . . . . . . . . . . 12

THE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

General. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Effective Date . . . . . . . . . . . . . . . . . . . . . . . . 13
Terms of the Plan  . . . . . . . . . . . . . . . . . . . . . . 13
Dissemination of Liquidating Distribution. . . . . . . . . . . 14
Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Termination. . . . . . . . . . . . . . . . . . . . . . . . . . 14

PRO FORMA CONDENSED BALANCE SHEET (UNAUDITED) OF THE COMPANY . 14

THE WORKERS' COMPENSATION INSURANCE SYSTEM . . . . . . . . . . 18

BUSINESS OF THE TRUST. . . . . . . . . . . . . . . . . . . . . 19

History of the Trust . . . . . . . . . . . . . . . . . . . . . 19
Operations of the Trust. . . . . . . . . . . . . . . . . . . . 19
The Commercial Program . . . . . . . . . . . . . . . . . . . . 19
Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . 20

SELECTED FINANCIAL DATA OF THE TRUST . . . . . . . . . . . . . 21

TRUST MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITIONS AND RESULTS OF OPERATION. . . . . . . . . . . . . . 23

Overview . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
Results of Operations. . . . . . . . . . . . . . . . . . . . . 23
Earned Premium . . . . . . . . . . . . . . . . . . . . . . . . 23
Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
Other Expenses . . . . . . . . . . . . . . . . . . . . . . . . 24
Income Taxes . . . . . . . . . . . . . . . . . . . . . . . . . 24
Investment Income. . . . . . . . . . . . . . . . . . . . . . . 25
Liquidity and Capital Resources. . . . . . . . . . . . . . . . 25
General. . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
Liquidity Requirements . . . . . . . . . . . . . . . . . . . . 26
Admitted Assets. . . . . . . . . . . . . . . . . . . . . . . . 27
Commitments. . . . . . . . . . . . . . . . . . . . . . . . . . 27

BUSINESS OF THE COMPANY. . . . . . . . . . . . . . . . . . . . 27

Organization and Purpose . . . . . . . . . . . . . . . . . . . 27
Company Management's Plan of Operation . . . . . . . . . . . . 27
Continuation of Commercial Program . . . . . . . . . . . . . . 27
Recapture of Reserves. . . . . . . . . . . . . . . . . . . . . 28
Provision of Reinsurance . . . . . . . . . . . . . . . . . . . 28
Provision of Other Property and Casualty Insurance . . . . . . 28
General Operations . . . . . . . . . . . . . . . . . . . . . . 28
Investments. . . . . . . . . . . . . . . . . . . . . . . . . . 29
Government Regulation. . . . . . . . . . . . . . . . . . . . . 33
Assumption of Trust Contracts. . . . . . . . . . . . . . . . . 34
Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . 34
Management of the Company. . . . . . . . . . . . . . . . . . . 34
Executive Compensation . . . . . . . . . . . . . . . . . . . . 35
Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . 36

DESCRIPTION OF COMPANY STOCK . . . . . . . . . . . . . . . . . 36

COMPARISON OF RIGHTS OF FORMER MEMBERS OF THE TRUST
AND SHAREHOLDERS OF THE COMPANY . . . . . . . . . . . . . . .. 36

Governance . . . . . . . . . . . . . . . . . . . . . . . . . . 36
Liability. . . . . . . . . . . . . . . . . . . . . . . . . . . 36
Assessment . . . . . . . . . . . . . . . . . . . . . . . . . . 36
Voting . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
Resale . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
Indemnification of Officers and Directors of the Company . . . 37
Indemnification of Trustees of the Trust . . . . . . . . . . . 38
Preemptive Rights. . . . . . . . . . . . . . . . . . . . . . . 39
Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . 39

PLAN OF DISTRIBUTION OF EXCESS STOCK . . . . . . . . . . . . . 36

CERTAIN TRANSACTIONS AND RELATIONSHIPS . . . . . . . . . . . . 40

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . 40

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . .F-1

EXHIBIT A -- PLAN AND AGREEMENT OF REORGANIZATION AND
                CONVERSION . . . . . . . . . . . . . . . . . .A-1


                             SUMMARY

    The following is a brief summary of certain information contained elsewhere in this Prospectus and the documents incorporated herein by reference. This summary does not contain a complete statement of all material information relating to the Conversion and is subject to and qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere in this Prospectus, including any Exhibits and the documents incorporated in this Prospectus by reference.
Certain capitalized terms used in this summary are defined elsewhere in this Prospectus.

THE COMPANY

    The Company is a Mississippi corporation, with its principal office located 633 North State Street, Suite 200, Jackson, Mississippi 39202, telephone number (601) 352-7817. The Company was incorporated on December 13, 1996. Subsequent to the Conversion, the Company will apply for, and anticipates completing licensure as a Mississippi stock insurance company eligible to provide workers' compensation insurance within the State of Mississippi. See "Business of the Company -- Organization and Purpose."

THE TRUST

    The Trust is a Mississippi workers' compensation self insurance trust with its principal office located 833 Washington Avenue, P.
O. Box 5037, Greenville, Mississippi, 38704-5037, telephone number
(601) 378-5005. The Trust was formed under a Trust Agreement dated August 1, 1991 (the "Trust Agreement"), to provide workers' compensation insurance to its participants. See "Business of the Trust -- History of the Trust; Operations of the Trust."

DEFINITION OF FORMER MEMBERS OF THE TRUST

    Since July 1, 1996, the date of the inception of the Trust's program of workers' compensation insurance coverage provided through TIG Insurance Company (the "Commercial Program"), no employer has paid a premium to the Trust for workers' compensation insurance nor has the Trust issued such insurance. Because the Trust Agreement governing operations of the Trust defines members as those who purchase insurance through the Trust, as a result of the creation of the Commercial Program the Trust ceased having members as contemplated by the provisions of the Trust Agreement. To clarify the rights of Former Members regarding the terms of the Conversion, the Board of Trustees of the Trust adopted a resolution to clarify and define those who are Former Members of the Trust. Pursuant to the resolution, Former Members of the Trust are those employers who at any time had workers' compensation insurance coverage provided by the Trust for one or more full Fund Years, which Fund Years resulted in positive net income for the Trust.

DESCRIPTION OF PLAN

    The Company has been formed to become the successor of the Trust. Pursuant to the Plan: (i) the Trust will transfer substantially all its assets to the Company; (ii) in exchange for the contribution of the such assets by the Trust to the Company, the Company will issue Stock to the Trust; and (iii) the Trust will be liquidated and will distribute to Former Members of the Trust one (1) share of Company Stock for each $4.00 of value of Trust equity (a "Trust Unit") allocable to such Former Member, except for those Trust Units with respect to which rights of dissent have been exercised (collectively, the "Liquidating Distribution"). The total number of Trust Units shall be computed based upon the value of the equity of the Trust as of December 31, 1996, reduced by all expenses incurred between such date and the effective date of the Plan, including amounts reserved to pay estimated expenses of the Trust, but excluding amounts reserved to pay dissenters. The assets of the Trust to be transferred to the Company will be substantially all the assets of the Trust less an amount sufficient to pay the Trust's remaining costs and expenses and amounts due to dissenters. See "The Plan -- General; Terms of the Plan; Dissemination of Liquidating Distribution" and "Description of Company of Stock."

ADOPTION OF PLAN

    The Trust's Board of Trustees approved and adopted the Plan on March 20, 1997. No vote of Former Members is required to approve or adopt the Plan or consummate the Conversion.

REASONS FOR CONVERSION

    Formation of the Company is intended to provide a locally controlled, long term source of dependable and reasonably priced insurance without the joint and several liability associated with workers' compensation self-insured pools such as the Trust. As a Mississippi stock insurance company, the Company is permitted by law to expand into a broader range of insurance activities and to have more flexibility in financing activities and other matters than is currently permitted to the Trust as a Mississippi workers' compensation self-insured pool. Formation of the Company also is intended to facilitate the development of an active market in the Company's Stock. See "The Conversion -- Reasons for Conversion; Resales of Company Stock" and "Business of the Company -- Company Management's Plan of Operation."

DISSENTERS' RIGHTS

    Former Members of the Trust have the right to dissent from the Plan and receive $4.00 in cash for each of their Trust Units. See "The Plan -- General; Terms of the Plan."

EFFECTIVE DATE

    The effective date of the Plan at which time the Company will be capitalized and the Trust liquidated and dissolved (the "Effective Date") is expected to be the close of business on the last day of the month after which all of the conditions to the Plan have been satisfied or waived. See "The Plan -- Effective Date; Conditions; Termination."

CONDITIONS AND TERMINATION

    The Plan may be terminated and abandoned at any time prior to the Effective Date by vote of the Trust's Board of Trustees. In addition, the Plan is subject to certain conditions, which, if not met, also constitute grounds for termination. Such conditions include: (i) receipt of an opinion from Watkins Ludlam & Stennis, P.A., to the effect that the Conversion will be treated, for federal income tax purposes, as a tax-free transaction as to the Trust, the Company, and to those Former Members who receive Stock of the Company; (ii) effectiveness of the Assumption Reinsurance Agreement described elsewhere herein; and (iii) dissenters' rights shall not be perfected by holders of more than twenty percent (20%) of the Trust Units. See "The Plan -- Conditions; Termination."

ASSUMPTION REINSURANCE AGREEMENT

    The Trust and the Company have entered into an Assumption
Reinsurance Agreement (the "Assumption Reinsurance Agreement") with Continental Casualty Company ("Continental"), a member of the CNA
Insurance Group.

    The Assumption Reinsurance Agreement provides that Continental will assume the Trust's insurance liabilities and the joint and several liability of any employers to whom the Trust provided insurance and that such employers will be able to look directly to Continental for coverage and claims payments without the necessity of making a claim against the Trust.

    Under the terms of the Assumption Reinsurance Agreement, the Company has the option to reinsure part or all of the Trust's former insurance which Continental directly assumed as well as recapture certain reserves transferred to Continental. The Assumption Reinsurance Agreement is expected to provide significant net income to the Company. See "The Conversion -- Assumption Reinsurance Agreement" and "Business of the Company -- Company Management's Plan of Operation."

TERMINATION OF SELF INSURER STATUS

    Upon consummation of the Assumption Reinsurance Agreement, the Trust will surrender its Certificate of Authority to the Mississippi Workers' Compensation Commission (the "Workers'
Compensation Commission").  See "The Conversion -- Regulatory
Approvals."

MANAGEMENT OF THE COMPANY

    The officers and directors of the Company are William L. Kennedy (Director and Chairman of the Board), Harry E. Vickery (Director and President) and David R. White (Director, Secretary, Treasurer and Vice President). See "Business of the Company -- Management of the Company; Executive Compensation."

REGULATION OF THE COMPANY

    The Company will be subject to the regulation of the Mississippi Department of Insurance (the "Department of Insurance"). See "The Conversion -- Regulatory Approvals"; "The Workers'
Compensation Insurance System"; and "Business of the Company --
Government Regulation."

DIVIDEND POLICY

    The payment of dividends by the Company is subject to regulatory restrictions. See "Comparison to the Rights of Members of the Trust and Shareholders of the Company -- Dividends."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    Where a Former Member exercises the right to dissent and receives cash in exchange for Trust Units, such cash will be treated as having been received by the Former Member as a distribution in redemption of the Trust Units subject to the provisions and limitations of Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"). Where a Former Member receives shares of Company Stock in exchange for Trust Units, no gain or loss will be recognized by the Former Member on the Company Stock received. No gain or loss will be recognized by the Trust or the Company with respect to the Conversion. See "The Conversion -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

    The Conversion is intended to qualify as a pooling of interests for accounting and financial reporting purposes. The qualification of the Conversion as a pooling of interests is not a condition to the Conversion. See "The Conversion -- Anticipated
Accounting Treatment."

REQUIRED REGULATORY APPROVALS

    The Assumption Reinsurance Agreement and the Plan have been approved by the Workers' Compensation Commission. No other regulatory approvals are required. See "The Conversion --
Regulatory Approvals."

COMPARISON OF RIGHTS OF FORMER MEMBERS OF THE TRUST AND
SHAREHOLDERS OF THE COMPANY

    See "Comparison of Rights of Former Members of the Trust and
Rights of Shareholders of the Company" for a summary of the material differences between rights of Former Members of the Trust and rights of shareholders of the Company.

SALE OF EXCESS STOCK

    In the event that the maximum number of shares of Stock registered hereunder are not distributed pursuant to the Plan, the Company may sell the balance of such stock to persons other than Former Members. The sale price of such Stock shall be $4.00 per share. Such sales shall be made only through officers and directors of the Company and no commissions will be charged. See "Plan of Distribution of Excess Stock."

                           RISK FACTORS

    The following risk factors should be considered carefully by Former Members in evaluating whether to become holders of Company Stock. These factors should be considered in conjunction with other information included and incorporated by reference in this Prospectus.

HISTORY OF OPERATIONS

    The Company is a newly formed Mississippi corporation and has no history of operations. Although the Company will be the successor in interest to the Trust and plans to capitalize on relationships between the Trust and its present and former insureds, there can be no assurance that the Company will succeed or meet its objectives. See "Business of the Company -- Organization and Purpose; Company Management's Plan of Operation."

LIMITED OPERATIONS

    The Company's operations will initially be limited.  The
Company anticipates that its sole sources of revenue will initially consist of investment income and premiums generated from the provision of reinsurance and recapture of reserves under the Assumption Reinsurance Agreement. See "The Conversion --
Assumption Reinsurance Agreement" and "Business of the Company --
Company Management's Plan of Operations."

CAPITALIZATION

    Although the Company anticipates it will exceed the statutory minimum capital and surplus requirements of the Department of Insurance for property and casualty insurance companies (the classification which includes workers' compensation insurance), it will be thinly capitalized. In the early years, the Company may
incur losses.   Losses in excess of those anticipated by management
during the initial years of the Company's operations or otherwise could result in the Company failing to meet the statutory minimum capital and surplus requirements. In that event, the Company could be placed under certain operating and other restrictions by the Department of Insurance or supervision by the Department of Insurance or the Department of Insurance could seek to appoint a receiver or liquidator for the Company. See "Business of the Company -- Company Management's Plan of Operations; Government Regulation."

RELIANCE ON CERTAIN PERSONS

    The success of the Company will be substantially dependent on the services of Harry E. Vickery (Director, President of the Company) and David R. White (Director, Secretary, Treasurer, and Vice President). The loss of the services of one or both persons could have an adverse impact on the Company's ability to reach its objectives. See "Business of the Company -- Management of the Company" and "Certain Transactions and Relationships."


VARIABILITY OF OPERATING RESULTS

    Historically, the workers' compensation industry has been cyclical, generally characterized by periods of overcapacity which result in lower premium rates followed by periods of scarcity resulting in higher rates. Premium rates, and thus profitability, can be affected significantly by many factors including competition, the severity and frequency of claims, interest rates, regulations, court decisions, the judicial climate, and general economic conditions and trends, all of which are outside of the Company's control. These factors could contribute to significant variation of results of operations from year to year. Changes in economic conditions can lead to reduced premium levels due to lower payrolls as well as increased claims due to the tendency of workers who are laid off to submit worker's compensation claims. Legislative and regulatory changes can also contribute to variable operating results for worker's compensation insurance businesses. See "The Conversion -- Reasons for Conversion" and "The Workers' Compensation Insurance System."

ADEQUACY OF LOSS RESERVES

    The Company will be required to maintain reserves to cover its estimated ultimate liability for losses with respect to reported and unreported claims incurred as of the end of each accounting period. These reserves do not represent an exact calculation of liabilities but rather are estimates involving actuarial projections at a given time of what the Company expects the ultimate settlement and administration of claims will cost based on facts and circumstances then known, predictions of future events, estimates of future trends in claims frequency and severity. See "Business of the Company -- Government Regulation."

    In light of present facts and current legal interpretations, management of the Company believes that adequate provisions will have been made for loss reserves upon the Conversion. In making this determination, management has considered the claims experience with the Trust, loss development history for prior accident years for the Trust, estimates of future trends of claims frequency and severity and the proposed underwriting activities of the Company. However, establishment of appropriate reserves is an inherently uncertain process, and there can be no certainty that currently established reserves will prove adequate in light of subsequent actual experience. Subsequent actual experience could result in loss reserves being too high or too low. Future loss development could require reserves for prior periods to be increased, which would adversely impact earnings in future periods.

REGULATION

    The Company's worker's compensation insurance operations will initially be conducted only in Mississippi and will be subject to supervision and regulation by the Department of Insurance. Such supervision and regulation relate to numerous aspects of an insurance company's business and financial condition. The primary purpose of such supervision and regulation is the protection of policyholders rather than investors or stockholders of an issuer. See "Business of the Company -- Government Regulation."

COMPETITION

    The insurance industry is characterized by competition primarily on the basis of price. However, availability and quality of products, quality and speed of service (including claims service), financial strength, distribution systems and technical expertise are also important elements of competition. Many of the Company's competitors are larger and have greater resources than the Company. See "Business of the Company -- Company Management's Plan of Operations."

REINSURANCE CONSIDERATIONS

    In the event the Company begins to write insurance on a direct basis (i.e., assuming insurance risk), it anticipates that it will limit the amount of risk retained under policies written by entering into reinsurance agreements. The availability and cost of reinsurance are subject to prevailing market conditions, both in terms of price and available capacity, which would affect the Company's business volume and profitability. The Company also is subject to credit risk with respect to its ability to recover amounts due from reinsurers, since unlike the absolute assumption by Continental of the obligations of the Trust via notification and consent of the insureds, the ceding of risk to reinsurers does not relieve the Company of liability to its insureds. In the event the Company begins to write insurance on a direct basis, there can be no assurance that the Company's reinsurance programs will effectively limit its overall exposure for policy claims. See "Business of the Company -- Company Management's Plan of Operations."

RATINGS

    In the event the Company elects to write insurance on a direct basis, the absence of ratings will make the Company's products less attractive to insureds. Rating organizations review the financial performance and condition of insurers. The Company will initially not be rated as a result of having less than five consecutive years of operating experience.

LICENSURE

    Upon completion of the Conversion, the Company expects to be licensed by the Department of Insurance as a provider of workers' compensation insurance. Although the Company believes it will meet all requirements for licensure and has undertaken discussions with the Department of Insurance to that effect, the Department of Insurance is not required to grant such licensure. In the event that the Company desires to engage in the business of insurance in other states, the Company must be licensed in each such state by that state's insurance regulatory authority. Although the Company believes it will be eligible for such licensure, there is no guarantee that such licenses will be issued.

                          THE CONVERSION

BACKGROUND

    During late 1995, management of the Trust began discussing the best method of continuing to fulfill the Trust's mission of ensuring long term availability of reasonably priced workers' compensation insurance to its core agricultural and industrial clients. Due to fundamental changes in the workers' compensation insurance market, management of the Trust determined that the conversion of the Trust into a commercial stock company would best suit the needs of the Trust's insureds. See "The Workers' Compensation Insurance System."

    On March 20, 1997, the Trustees of the Trust voted to approve and adopt the Plan. The Company approved and adopted the Plan and the sale of its stock to the Trust and related transactions on the same date.

REASONS FOR CONVERSION

THE CHANGING WORKERS COMPENSATION MARKET

    At the time the Trust was organized, workers' compensation insurance written by commercial insurers in Mississippi was becoming difficult and expensive to obtain as a result of losses experienced by commercial insurers. Mississippi's experience paralleled a national trend of limited availability of workers' compensation insurance which prompted the formation of self insured pools across the United States. See "The Workers' Compensation Insurance System."

    However, as a result of structural changes in the workers' compensation market, such as tort reform and better loss analysis, premiums charged by commercial workers' compensation carriers have lessened while availability of insurance has increased. As a result, self insured pools such as the Trust have found it difficult to compete with commercial insurance companies on a cost of premium basis because commercial insurers, due to different regulatory requirements, can change their pricing strategy much more rapidly than can the self insured pools. See "Business of the Trust -- Regulation" and "Trust Management's Discussion and Analysis of Financial Conditions and Operation." Although availability of workers' compensation insurance has increased, the industry remains highly cyclical, which could result in periods of scarcity and high premiums in the future.

    As a result of the changing nature of the workers' compensation market, effective July 1, 1996 the Trust ceased writing workers' compensation insurance and created the Commercial Program with TIG Insurance Company ("TIG") and TIG Reinsurance Company. Under the Commercial Program, TIG (an "A" (excellent) rated commercial insurance company according to A. M. Best Company), provides workers' compensation to Former Members and other persons through the Trust's network of agents.

    The Trust created the Commercial Program in order to maintain coverage of its insureds at reasonable rates as the Trust planned for the Conversion. The Trust continues to operate, primarily to service and "run off" its existing claims.

NO JOINT AND SEVERAL LIABILITY

    In a self insurance pool such as the Trust, all insureds are jointly and severally liable for the loss obligations of one another. Upon the effectiveness of the Assumption Reinsurance Agreement which is a condition precedent of the Plan, Continental will assume the joint and several liability obligations of all the insureds of the Trust. The shareholders of the Company will not be jointly and severally liable for any obligations arising out of policies written by the Company. See "Comparison of the Rights of Former Members of the Trust and Shareholders of the Company -- Liability; Assessment."

ABILITY TO WRITE OTHER LINES OF BUSINESS

    Mississippi law prohibits self insured workers' compensation trusts from writing any type of insurance other than workers' compensation insurance. As a commercial insurer, assuming appropriate licensure and financial strength, the Company could write other lines of business in addition to workers' compensation.

ABILITY TO WRITE INSURANCE IN OTHER STATES

    Self insurers such as the Trust cannot write workers' compensation insurance outside of Mississippi. As a commercial insurer, assuming appropriate licensure and financial strength, the Company could write insurance in other states, including adjacent areas of Louisiana and Arkansas.

ABILITY TO RAISE ADDITIONAL CAPITAL

    If self insured workers' compensation trusts require additional capital, their principal options would be to either increase premiums or assess their members jointly and severally. As a commercial insuror, the Company's shareholders are not liable to assessment and capital needs may be met through the sale of stock. See "Comparison of the Rights of Members of the Trust and Shareholders of the Company -- Liability; Assessment" and "Business of the Company -- Government Regulation."

RECOMMENDATION OF THE TRUST'S BOARD OF TRUSTEES.

    THE BOARD OF TRUSTEES OF THE TRUST HAS UNANIMOUSLY VOTED FOR
    APPROVAL AND ADOPTION OF THE PLAN AND BELIEVES THAT THE
    CONVERSION IS IN THE BEST INTERESTS OF THE TRUST AND THE
    FORMER MEMBERS.

ASSUMPTION REINSURANCE AGREEMENT

    The Trust and the Company have entered into the Assumption Reinsurance Agreement to be effective as of January 1, 1997, with Continental, a member of the CNA Insurance Group. The CNA Insurance Group has a rating by the A. M. Best Company of "A" (Excellent). This rating applies to the group's nine-member intercompany pool which includes Continental.

    The Assumption Reinsurance Agreement provides that Continental will assume the Trust's insurance liabilities and the joint and several liability of any employers to whom the Trust provided insurance from the inception of the Trust and that such employers will be able to look directly to Continental for coverage and claims payments without the necessity of making a claim against the Trust. Each Former Member of the Trust which accepts a Liquidating Distribution will be deemed to have agreed to look solely to Continental for coverage, to release the Trust from further insurance obligations, and to release the Former Members of the Trust from joint and several liability. In addition, all Former Members will be required to sign and return an Assumption Certificate evidencing their agreement to the assumption by Continental as a condition to receiving the Liquidating Distribution applicable to such Former Member.

    The Assumption Reinsurance Agreement provides that the Trust will pay to Continental a total premium not to exceed $2,400,000 composed of $2,200,000 in reserves to be transferred to Continental for use in paying claims made against the Trust (which amount may be adjusted downward depending on claims settled), and $200,000 as a fee to Continental for the provision of coverage. The Company will be required to provide additional security in the amount of $1,500,000 through placement of cash and/or marketable securities in a trust account such that if the reserves are exhausted, Continental may draw upon the additional security. See "Risk Factors -- Capitalization;" "Business of the Company -- Government Regulation;" and "Trust Management's Discussion and Analysis of Financial Conditions and Results of Operation."

    Under the terms of the Assumption Reinsurance Agreement, the Company has the option to reinsure part or all of the Trust's former insurance which Continental directly assumed ("Stoneville Reinsurance"). As Stoneville Reinsurance is provided, reserves allocable to such risk reinsured by the Company will be transferred to the Company, thus allowing the Company to invest those funds and generate income. In addition, the Assumption Reinsurance Agreement will allow the Company to recapture portions of the reserves and funds held in trust by Continental as described above which may not be actuarially required due to settlement of claims ("Stoneville Recapture"). As Stoneville Recapture proceeds and such amounts are transferred from Continental to the Company, the Company will have the opportunity to invest those funds and generate income. See "Business of the Company -- Company Management's Plan of Operations."

REGULATORY APPROVALS

    The Assumption Reinsurance Agreement and the Plan have been approved by the Workers' Compensation Commission. No regulatory approvals are required in order for the Trust to consummate the Conversion. However, the Company must be licensed as an insurance company by the Department of Insurance prior to commencing operations as a workers' compensation insurer. The Company believes such licensure will be granted upon the consummation of the Conversion. See "Business of the Company -- Government Regulations."

    Immediately prior to the consummation of the Conversion, the Trust will surrender its Certificate of Authority to the Workers'
Compensation Commission.

RESALES OF COMPANY STOCK

    All shares of Company Stock received by Former Members of the Trust in the Conversion will be freely transferable, except that shares of Company Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of the Trust before the Conversion may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of the Company), or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of the Trust or the Company generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party in the case of the Company, or certain Trustees or Former Members in the case of the Trust. See "Comparison of the Rights of Former Members of the Trust and Shareholders of the Company -- Resale."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion of certain federal income tax consequences of the Conversion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations thereunder, judicial authority, and administrative rulings and practice as of the date hereof.

CONSEQUENCES TO FORMER MEMBERS

    Former Members receiving cash as a result of the Conversion will be treated as having received cash as a distribution in redemption of the Trust Units. Such distribution will be taxable, subject to the provisions and limitations of Code Section 302. No gain or loss will be recognized by the Former Members upon their receipt of Company Stock solely in exchange for their Trust Units by virtue of Code Section 354(a)(1). The basis of the Company Stock to be received by the Former Members will be the same as the Former Members' basis in the Trust Units allocable to such Former Members, under Code Section 358(a)(1).

    The holding period of the Company Stock received by the Former Members will include, in each instance, the period during which the Former Members had an interest in the equity of the Trust as determined under the Plan, provided that such Trust equity constituted a capital asset on the date of the exchange, pursuant to Code Section 1223(1).

CONSEQUENCES TO THE TRUST AND THE COMPANY

    No gain or loss will be recognized by the Trust or the Company as a result of the Conversion under Code Sections 361(a) and 1032(a). The basis of the assets of the Trust in the hands of the Company will be the same as the basis of those assets in the hands of the Trust immediately prior to the transfer under Code Section 362(b). The holding period of the assets of the Trust in the hands of the Company will include the period during which such assets were held by the Trust under Code Section 1223(2).

    EACH FORMER MEMBER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH FORMER MEMBER OF THE CONVERSION, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, FOREIGN AND OTHER TAX LAWS. THE FOREGOING CONSTITUTES ONLY
A GENERAL DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE CONVERSION WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH FORMER MEMBER OF THE TRUST.

ANTICIPATED ACCOUNTING TREATMENT

    The Conversion is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets of the Trust will be carried forward to the Company at their recorded amounts, income of the Company will include income of the Trust for the entire fiscal year in which the Conversion occurs and the reported income of the Trust for prior periods will be combined with and included as income of the Company.

                            THE PLAN

GENERAL

    The terms of the Conversion are contained in the Plan, a copy of which is attached to the Prospectus as Exhibit A. The statements in this Prospectus are qualified entirely by reference to the Plan.

    Upon the satisfaction or waiver of the conditions to the effectiveness of the Plan: (i) the Trust will transfer substantially all its assets to the Company; (ii) in exchange for the contribution of such assets by the Trust to the Company, the Company will issue shares of its Stock to the Trust; and (iii) the Trust will dissolve and distribute its assets (stock of the Company) to Former Members of the Trust, with the exception of Former Members who elect to dissent from the transaction, who will receive $4.00 for each share of Stock to which they would have been entitled to under the Plan.

EFFECTIVE DATE

    The Plan is dated as of March 20, 1997, but will become effective as of the Effective Date, which is the close of business on the last day of the month during which all conditions to the Plan have been satisfied or waived. The capitalization of the Company and the liquidation and dissolution of the Trust shall be deemed to have occurred simultaneously and completely as of the Effective Date.

TERMS OF THE PLAN

    As of the Effective Date, the Trust will transfer to the Company substantially all of the assets of the Trust (i.e. all assets of the Trust other than amounts required to consummate the Assumption Reinsurance Agreement and an amount reserved for expenses of the liquidation and payment of dissenters) in return for the number of shares of Stock of the Company equal to the Trust equity transferred by the Trust to the Company measured by $4.00 of Trust equity (one Trust Unit) per share of Company Stock. At that point, the Trust will own all the issued and outstanding shares of Stock of the Company. Immediately thereafter, the Trust will be liquidated.

    Upon liquidation of the Trust, each Former Member shall
receive its Liquidating Distribution of one share of Company Stock for each Trust Unit allocable to such Former member, except dissenters, who shall receive $4.00 in cash for each Trust Unit
allocable to such dissenter.   The total number of Trust Units
shall be computed based upon the value of the equity of the Trust as of December 31, 1996 reduced by all expenses incurred between such date and the Effective Date of the Plan including amounts reserved to pay estimated expenses of the Trust, but excluding amounts reserved to pay dissenters. For purposes of computing the number of shares of Stock (or in the case of dissenters, cash) distributable to each Former Member, each Former Member of the Trust will have allocated to it a number of Trust Units determined by multiplying the total number of Trust Units by the Proportionate Earned Premium of each Former Member.

    The Proportionate Earned Premium is the percentage computed by dividing (i) the net earned premium derived by the Trust from each Former Member for all Fund Years during which the Trust has positive net income since inception of the Trust through December 31, 1996 by (ii) the total net earned premium of the Trust derived from Former Members for all Fund Years during which the Trust had positive net income from the inception of the Trust through December 31, 1996.

    Former Members may dissent from the Plan and receive $4.00 in cash for each Trust Unit allocable to such persons upon perfection of dissenters' rights. Payments to dissenters shall be paid by the Trust up to an aggregate amount not to exceed $200,000. In the event that Former Members as a group perfect dissenters' rights resulting in an obligation to pay dissenters an amount in excess of $200,000, the excess over that amount due to dissenters shall be paid by the Company out of operating funds and not out of assets transferred to the Company from the Trust pursuant to the Plan.

    In order to perfect dissenters' rights, a Former Member wishing to dissent must deliver to the Trust's office at 833 Washington
Avenue, Greenville, Mississippi 38704-5037, before
                   , 1997, written notice of such Former Member's intent to demand payment.

    As of the Effective Date, following the Liquidating
Distribution, the Trust shall be dissolved. Subsequent to the dissolution of the Trust, any amounts remaining not needed to pay expenses or dissenters, if any, shall be transferred to the Company.

DISSEMINATION OF LIQUIDATING DISTRIBUTION

    Promptly after the Effective Date, each Former Member will receive an Assumption Certificate which will evidence Continental's assumption of the insurance liabilities of the Trust, including the joint and several liability obligations of each of the Trust's insureds to the other. Each Former Member must sign and return the Assumption Certificate to the Trust at which time the Trust will tender to the Former Member such Former Member's Stock in the Company or such amount as may be due if such Former Member has complied with the dissenters' procedures as set forth in the Plan.

CONDITIONS

    The obligation of the Trust to consummate the Plan is subject to the following conditions: (i) the Assumption Reinsurance Agreement being in effect; (ii) receipt of an opinion from Watkins Ludlam & Stennis, P.A. to the effect that the Conversion will be treated as a tax-free transaction as to the Trust, the Company, and to those Former Members who receive Stock of the Company; and (iv) dissenter's rights shall not be perfected by holders of more than twenty percent (20%) of the Trust Units.

TERMINATION

    The Plan may be terminated at any time by vote of the Trustees of the Trust or if all conditions to the Plan have not been satisfied or waived by December 31, 1997.

PRO FORMA CONDENSED BALANCE SHEET-STATUTORY BASIS (UNAUDITED) OF
                          THE COMPANY

    The following unaudited pro forma condensed balance sheet-statutory basis as of January 1, 1997, give effect to the Conversion as if the Conversion had been in place effective January 1, 1997. The pro forma information is based on historical financial statements of the Trust giving effect to the transactions under the pooling of interests method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma financial statements.

    The unaudited pro forma condensed balance sheet-statutory basis has been prepared by the management of the Company based upon financial statements of the Trust and the Company which are included elsewhere herein. This pro forma balance sheet-statutory basis may not be indicative of the financial condition that would have existed if the Conversion had become effective on January 1, 1997. The pro forma condensed balance sheet-statutory basis should be read in conjunction with the financial statements and related notes of the Company and the Trust contained elsewhere herein.

STONEVILLE INSURANCE COMPANY
PRO FORMA BALANCE SHEET
STATUTORY BASIS
JANUARY 1, 1997



ADMITTED ASSETS
Cash and Cash Equivalents                    $401,346
Invested assets                             1,184,388
Accrued interest receivable                    52,410
                                           ----------
Total Admitted Assets                      $1,918,144
                                           ==========

LIABILITIES, CAPITAL AND SURPLUS

LIABILITIES                                  $280,000
Notes Payable                              ----------

Total Liabilities                            $280,000

Capital and Surplus
Common Stock 400,000 shares
  issued and outstanding;
  $1 par value                                400,000
Surplus                                     1,238,144
                                           ----------
Total and Capital and Surplus               1,638,144
                                           ----------
Total Liabilities, Capital and
    Surplus                                $1,918,144
                                           ==========

STONEVILLE INSURANCE COMPANY
PRO FORMA BALANCE SHEET
STATUTORY BASIS
SUMMARY OF SIGNIFICANT ASSUMPTIONS
JANUARY 1, 1997


GENERAL ASSUMPTIONS

The accompanying pro forma statutory balance sheet of Stoneville
Insurance Company is presented as though the Plan became effective as of January 1, 1997.

The balance sheet is prepared on the statutory basis of accounting which differs from generally accepted accounting principles in several respects. However, for purposes of the proforma balance sheet as of January 1, 1997, there is only one difference. Under the statutory basis, only highly liquid assets qualify as admitted assets. All other non-liquid assets are classified as non-admitted assets and reduce stockholders' equity. Non-admitted assets for purposes of this pro forma balance sheet total $125,750.


ASSUMPTION REINSURANCE AGREEMENT CONSUMMATED

The pro forma balance sheet assumes a payment has been made to Continental in the amount of $2,373,234 as a premium for the assumption of all the claims liabilities of the Trust as of December 31, 1996. The payment of this premium eliminates the outstanding claims liability of the Trust as of December 31, 1996 in the amount of $2,173,234.


PAYMENTS TO DISSENTERS

It is estimated that Former Members representing approximately twenty percent (20%) of the equity of the Trust at December 31,
1996 ($480,000) will perfect dissenters rights under the Plan.   It
is assumed that payments totaling $200,000 have been made by the Trust with the balance of $280,000 having been paid by the Company with funds borrowed for that purpose.


LIQUIDATION OF NON-ADMITTED INVESTMENTS

At December 31, 1996, the Trust's investment portfolio included an investment in a mutual fund which did not qualify as an admitted asset under Mississippi statute. It is assumed that the Trust liquidated this investment as of the pro forma balance sheet date.




RECEIVABLES

It is assumed that accrued interest on investments in the amount of $52,410 and an income tax refund receivable in the amount of $152,862 as of December 31, 1996 were received as of the pro forma balance sheet date.


PAYMENT OF LIABILITIES

It is assumed that the reserve for premium adjustments in the amount of $384,863 and accounts payable in the amount of $60,328 as of December 31, 1996 were paid by the pro forma balance sheet date.


STOCK ISSUANCE

It is assumed that 400,000 shares of common stock in the Company with a par value of $1.00 per share were issued to Former Members of the Trust as of the sheet date.

            THE WORKERS' COMPENSATION INSURANCE SYSTEM

    Workers' compensation is a legal system designed to provide financial protection to employees in the event they are injured while working. Each state has its own workers' compensation law which governs the benefit structure and the administration of the system. The intent of workers' compensation is to provide financial security for employees, normally for a limited time period but, in certain cases, for the remainder of an employee's natural life. In Mississippi, employers which employ five or more employees must obtain workers' compensation insurance coverage.

    Oversight with regard to commercial insurors is generally under the purview of the Department of Insurance, although control over the delivery of benefits is handled by the Workers'
Compensation Commission.

    Throughout the years, the determination of base rates for workers' compensation premiums for commercial insurors has been in most cases handled by the National Council on Compensation Insurance ("NCCI"), which recommends base premium rate changes to the insurance departments for over thirty states. Based on the NCCI recommendations, the insurance departments typically adopt the base rates with any revisions they deem necessary.

    In addition to commercial insurers, self insured workers' compensation pools (such as the Trust) also exist. The pools, usually formed as trusts, allow employers to pay premiums into the pool and claims are deducted from the amount of funds available. The participants in pools are typically jointly and severally liable for any funding shortfall.

    The workers' compensation market is cyclical. In the late 1980's and early 1990's, commercial workers' compensation carriers were losing money across the United States due to an imbalance between claims costs and premium revenues. The result was a scarcity of competitively priced workers' compensation insurance coverage in a number of states, including Mississippi. As a response, self insured pools such as the Trust were formed in order to ensure that employers could obtain workers' compensation insurance.

    Due to structural changes in the workers' compensation market such as tort reform and better loss analysis, commercial workers' compensation carriers have become active in Mississippi once again. The result has been increased competition by carriers to write workers' compensation insurance for employers with low loss histories. Premium rates have also begun to decrease. With a view to increasing competition, a recent trend has been for a number of states to legislate open rating for commercial insurance companies, which means premium rates are subject to the open market. The Department of Insurance has moved to the open rating concept by adopting the "loss costs" system which became effective as of March 1, 1996.

    The "loss costs" methodology reflects a change in philosophy; the Department of Insurance previously set a blanket premium rate from which commercial insurers could deviate or otherwise lower their rates. As a result, many insurers clustered around the set rate. Under the "loss costs" system, insurers are free to set their rates at any level, subject only to Department of Insurance approval. This is in contrast with premium setting by pools, the rates of which must be analyzed and approved by the Workers' Compensation Commission. See "Reasons for Conversion -- The Changing Workers' Compensation Market."

                      BUSINESS OF THE TRUST

HISTORY OF THE TRUST

    The Trust was formed under a Trust Agreement dated August 1, 1991, by members of the Delta Council of Stoneville, Mississippi, as a response to the unavailability of workers' compensation insurance at reasonable prices. The Trust was originally organized to provide workers' compensation insurance to cotton gin owners, but has since expanded its workers' compensation insurance activities. See " Summary -- The Trust."

OPERATIONS OF THE TRUST

    From the beginning of the Trust through June 30, 1996, the Trust sold its workers' compensation insurance through a nonexclusive network of agents. With the inception of the Commercial Program (described below), the Trust ceased providing direct insurance coverage and arranged for the Trust's agent network to place its insureds with a commercial insurer in accordance with a program jointly designed by the Trust and the commercial insurer.


THE COMMERCIAL PROGRAM

    Effective July 1, 1996, pursuant to that certain Insurance Placement Agreement by and between the Trust, TIG and TIG Reinsurance Company (the "Insurance Placement Agreement") the Trust ceased writing workers' compensation insurance directly and moved the persons who wished to maintain their affiliation with the Trust to the Trust's Commercial Program. Under the Commercial Program, TIG (an "A" (Excellent) rated commercial insurance company according to the A.M. Best Company), provides workers' compensation insurance primarily to Former Members of the Trust and other persons through the Trust's network of agents.

    The Trust created the Commercial Program in order to allow its insureds to take advantage of the lower rates being offered by commercial insurers while preparing the Trust for conversion to a Mississippi domestic stock insurance company, which the Board of Trustees believes will best assure long term availability of reasonably priced workers' compensation insurance. The Insurance Placement Agreement provides that the Trust (or the Company as the Trust's successor) may provide reinsurance with respect to policies issued by TIG under the Commercial Program.

    As part of the creation of the Commercial Program, the Trust also entered into a Representative Agreement (the "Representative Agreement") with Mississippi Risk Management, Inc. ("MRM") by which MRM acts as the Trust's representative for marketing the Commercial Program and allocates to Delta Administration, Inc. certain amounts for oversight and administration of the Commercial Program and the Trust's operations. See "Business of the Trust -- Employees" and "Certain Transactions and Relationships."

REGULATION

    The operations of the Trust are regulated by the Workers' Compensation Commission. Any changes in premium rates must be approved by the Workers' Compensation Commission, and operations of the Trust are subject to the oversight of the Workers' Compensation Commission.

EMPLOYEES

    The Trust has no employees. From its inception, the activities of the Trust have been managed by third parties. The Administrator of the Trust, Harry E. Vickery, has managed the activities of the Trust since October 1, 1993, through Delta Administration, a sole proprietorship, which was incorporated as Delta Administration, Inc. in 1996 (collectively, "Delta Administration"). Delta Administration has two employees. From the inception of the Trust until October 1, 1993, Harry E. Vickery served as Chairman of the Board of Trustees of the Trust. When Mr. Vickery assumed his current duties as Administrator of the Trust effective October 1, 1993, he resigned from the Board of Trustees of the Trust.

    Under the Commercial Program, pursuant to the Representative Agreement, Delta Administration is paid 3.5% of the collected premiums generated by the Commercial Program to manage the activities of the Trust. From the percentage of collected premiums paid to Delta Administration under the Representative Agreement, Delta administration pays the office expenses of the Trust including rent, salaries of its employees who administer the Trust, and sponsor fees. See "Certain Transactions and Relationships."

LEGAL PROCEEDINGS

    There are no material legal proceedings pending, nor are any material legal proceedings known by the Trust to be contemplated by governmental authorities or other parties to which the Trust is or might become a party. The Trust continually engages in defending workers' compensation insurance claims, which is an ordinary part of its business. Management does not believe that any such claims will materially impact the Trust's liquidity or results of operations.

               SELECTED FINANCIAL DATA OF THE TRUST

    The following selected financial data reflect the operations of the Trust since January, 1995. Such data has been derived from financial statements examined by Richard L. Eaton, independent certified public accountant whose report with respect thereto appears elsewhere in this Prospectus. See "Trust Management's Discussion and Analysis of Financial Condition and Results of Operations."

SELECTED FINANCIAL DATA OF THE TRUST
FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995



REVENUE                                 1996                    1995
                                    ------------------------------------

EARNED PREMIUM                        $2,077,351              $5,659,925
NET INVESTMENT INCOME                    297,076                 328,027
REALIZED INVESTMENT GAINS
  (LOSSES)                              (37,286)               (159,557)
OTHER                                  (422,850)                       0
                                      ----------              ----------

Total                                 $1,914,291              $5,828,395
                                      ==========              ==========
Excess Revenue over Expense
 Before Income Tax Provision            $129,010              $1,948,286
                                      ==========              ==========

Excess Revenue over Expense              $30,242              $1,304,626
                                      ==========              ==========

Total Assets                          $5,072,319              $7,448,211
                                      ==========              ==========

Total Liabilities                     $2,618,425              $5,082,483
                                      ==========              ==========

     TRUST MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITIONS AND RESULTS OF OPERATION

OVERVIEW

    The Trust is a taxable trust and is subject to both Federal and Mississippi income tax.

    The Trust operates under a Certificate of Authority granted by the Workers' Compensation Commission. The Workers' Compensation Commission regulates the establishment of rates charged by self-insured groups, the payment of claims, the payment of refunds to members, investments and other areas that may fall within their purview. See "Business of the Trust -- Regulation."

    Effective March 1, 1996, the Department of Insurance moved to an open rating concept by adopting the "loss costs" system. This has resulted in a major change in the method of calculating premium rates a commercial insurance carrier charges employers for worker's compensation insurance. This change resulted in Mississippi worker's compensation commercial insurance rates dropping significantly in 1996. However, since the rates charged by self-funded worker's compensation trusts in Mississippi are regulated by the Workers' Compensation Commission, neither the Trust nor any of the other self-funded groups in Mississippi were able to reduce rates in a timely manner to the level of the commercial carriers.
As a result of this disparity in rates, management of the Trust sought an alternative arrangement that would allow its members to benefit from lower market rates and still remain its base of insureds. See "The Workers' Compensation Insurance System."

    In conjunction with TIG and TIG Reinsurance Company, the Trust created the Commercial Program, under which effective as of July 1, 1996, the Trust ceased writing workers' compensation insurance directly and moved the persons who wished to maintain their affiliation with the Trust to the Trust's Commercial Program. Consequently, the Trust had no underwriting income or expense from July 1, 1996 through December 31, 1996. See "Business of the Trust -- The Commercial Program." The Trust continues to service the claims.

RESULTS OF OPERATIONS

EARNED PREMIUM

    Net earned premium for the year ended December 31, 1996 was $2,077,351 compared to $5,659,925 for the year ended December 31, 1995, a decrease of $3,582,574. This decrease was due to the fact that, pursuant to the Commercial Program, the insureds of the Trust who wished to maintain their affiliation with the Trust were transferred to TIG effective July 1, 1996 and the Trust consequently had no earned premium during the last six months of 1996. Historically, the Trust has earned a larger portion of its premium during the last six months of each calendar year.

LOSSES

    Losses and loss adjustment expenses are generally a function of the amount of payroll expended by Trust members. Consequently, as a result of having only six months of payroll used in calculating earned premium in 1996, loss and loss adjustment expenses decreased to $916,592 in 1996 from $2,448,722 in 1995. Loss and loss adjustment expenses are determined actuarially each year and adjustments to previous years' estimates included in current year loss expenses. After such adjustments in 1996 and 1995, loss and loss adjustment expense as a percentage of earned premium were forty-three percent (43%) and forty-four percent (44%) respectively.

    Losses and loss adjustment expenses determined without regard to adjustments for previous years' estimates were 47% and 51% for the years ended December 31, 1996 and 1995 respectively.

OTHER EXPENSES

    Other expenses that are directly related to members' payroll expense levels and consequently premium income are service company fees and excess insurance premiums. Service company fees, the fees paid to an outside claims administrator, decreased from $626,332 in 1995 to $299,322 in 1996 as a result of a decrease premium income together with a rate decrease negotiated with the servicing company. Excess insurance premiums decreased from $335,973 in 1995 to $89,860 as a result of decreased premium income and a decrease in the rate charged for such coverage.

    Regulatory fees were virtually unchanged, decreasing from $30,858 in 1995 to $28,548 in 1996. These fees are levied by the Workers' Compensation Commission and are based on the medical and indemnity payments paid to claimants during the previous calendar year. Consequently, the level of premium income does not have a direct effect on these expenses.

    General expenses increased from $438,224 in 1995 to $450,959 in 1996. The increase was due primarily to the expense involved in the structuring and implementation of the Commercial Program and in the analysis and planning of the dissolution of the Trust in conjunction with the formation of the Company.

INCOME TAXES

    The current tax provision of the Trust decreased to $98,768 in 1996 from $643,660 in 1995 as a result of decreased taxable income. In 1996, the tax provision represents a large percentage of the net income before tax because for tax purposes, the Trust can only deduct capital losses up to the amount of its gains. Since the Trust could not deduct the net loss from the sale of its securities in 1996, its taxable income was significantly higher than financial statement net income, thus creating a large tax provision in comparison to net income before tax.

    For temporary differences between the tax basis of assets and liabilities, a deferred tax liability or asset account is established. At December 31, 1995 a deferred tax asset existed as a result of the future tax benefit the Trust would receive from the sale of securities in which the Trust had current unrealized losses. During 1996, it became apparent that the Trust may not be able to fully realize a significant tax benefit from the eventual sale of such securities at a loss unless the Trust was likely to have future capital gains to offset such losses. Since only minimal capital gains were likely due to a change in the investment portfolio of the Trust, the deferred tax asset was eliminated in 1996 to reflect the net expected tax benefit from the sale of securities at a loss.

INVESTMENT INCOME

    Investment income decreased from $328,027 in 1995 to $297,076 in 1996. This decrease was a result of having less cash available for investment in 1996. Cash and investments at December 31, 1996 and 1995 were $4,721,297 and $5,957,135 respectively. This decrease was a result of the discontinuance of premium income effective July 1, 1996 coupled with the Trust's continuing obligation to pay existing claims. Numerous claims were settled below reserved amounts during the last six months of 1996, further reducing cash available for investment.

    The Statements of Revenue and Expenses for the years ended December 31, 1996 and 1995 reflect net realized losses from the sale of securities available-for-sale $37,286 and 159,557 respectively. Additionally, a 1996 loss on the sale of "trading securities" in the amount of $422,850 is presented as "Other"on the statement in accordance with generally accepted accounting principals. The losses in 1995 were primarily the result of a decline in the value of certain foreign currency based securities. With respect to the 1996 losses, the Trust is in the process of initiating arbitration proceedings against the brokerage firm to recover its losses. As of December 31, 1996, the Trust had liquidated virtually all of its equity security holdings with this firm.

    The Trust has engaged the services of Investek Capital
Management, Inc. ("Investek") to assist in the management of the Trust's investment portfolio. Investek has substantial experience in the management of insurance company investment portfolios.

LIQUIDITY AND CAPITAL RESOURCES

GENERAL

    The liquidity and capital requirements for a workers' compensation carrier is significantly different from other property and casualty carriers. Workers' Compensation carriers generally have use of premium dollars for investment purposes for longer periods of time because claims may be paid over a fifteen year or longer period. Because of this long payment period, investment income becomes a major source of revenue for most carriers. Consequently, discounting the liability for future claims payments for the present value of investment income that will be earned on the funds available for future expected payments becomes a significant factor in estimating a carrier's claims liability.

LIQUIDITY REQUIREMENTS

    The Trust and its successors have entered into the Assumption Reinsurance Agreement whereby Continental will assume all of the claims liabilities of the Trust as of January 1, 1997. The Trust will pay Continental an amount not to exceed $2,400,000 consisting of $2,200,000 in reserves required to pay claims liabilities (which amount may be adjusted downward depending on claims settled) plus a fee of $200,000 for handling claims. The Company, on behalf of the Trust, will be required to provide additional security in the amount of $1,500,000 through placement of cash and/or marketable securities in a trust account such that if the reserves are exhausted, Continental may draw upon the additional security.

    Under the Assumption Reinsurance Agreement, the Company has the right at certain intervals to provide reinsurance to Continental pertaining to the claims liabilities assumed by Continental pursuant to the Assumption Reinsurance Agreement. The Company plans to reinsure all claims that are three years old or greater at the first available opportunity. As such reinsurance is put in place, the assets the Trust transferred to Continental will be transferred back to the Company along with any associated liability.

    The Company also has the right under the Assumption
Reinsurance Agreement at certain intervals to have transferred to reserves allocable to reported claims which have been settled for less than the amount of reserves which was allocated to such reported claim.

    The Trust has allocated up to $200,000 to pay dissenters that may perfect their rights under the Plan. In the event that Former Members as a group perfect dissenters' rights resulting in an obligation to pay an amount in excess of $200,000, the excess over that amount due to dissenters shall be paid by the Company.

    After payments have been made pursuant to the Assumption Reinsurance Agreement and assuming a maximum of $200,000 paid to dissenters and all existing liabilities of the Trust have been paid, it is anticipated that the Trust will have approximately $1,918,144 in cash, investments and accrued interest with which to capitalize the Company. The $1,500,000 of additional security to be held in trust for Continental pursuant to the Assumption Reinsurance Agreement is a part of the $1,918,144 but will not be considered a liability unless the reserve for claims liability determined actuarially exceeds the amount established.

    In order to be licensed by the Department of Insurance, the Company must maintain $400,000 in capital and $600,000 in surplus on a statutory basis. The Company will have in excess of the minimum required capital and surplus.

ADMITTED ASSETS

    The Company will be required to maintain its books on the statutory basis of accounting. Currently the Trust maintains its books on a GAAP (generally accepted accounting principals) basis. As far as the Company is concerned, the major difference in the statutory and GAAP basis of accounting lies in the classification of assets as admitted or non-admitted. Under the statutory basis, only admitted assets will be permitted to be included as assets on the Company's balance sheet. At December 31, 1996 the Trust owned certain investments that are not considered admitted assets for statutory accounting purposes. In January, 1997, the Trust sold the major portion of these non-admitted investment assets for cash in order to qualify them as admitted assets upon transfer to the Company. Other non-admitted assets totaling $125,750 are fixed assets of $13,517, prepaid expenses of $21,798 and receivables and other assets totaling $90,435.

COMMITMENTS

    Both the Trust and the Company, as successor to the Trust, have ongoing commitments for administrative services to Delta Administration in the approximate amount of $3,800 per month as well as other normal operating expenses. See "Certain Transactions and Relationships."


                     BUSINESS OF THE COMPANY

ORGANIZATION AND PURPOSE

     The Company was organized on December 13, 1996, as a Mississippi business corporation with the purpose of succeeding to the assets of the Trust pursuant to the Conversion and thereafter functioning as a commercial stock insurance company licensed to write workers' compensation insurance in the State of Mississippi.

     Until the Effective Date of the Plan, the Company will have no material assets or liabilities. Because the Company has no material assets as of the date hereof, selected financial data of the Company is not included in this Prospectus; for financial statements of the Company, see "Index to Financial Statements." Upon the completion of the Conversion, the Company expects to be licensed as a workers' compensation insurer by the Department of Insurance.

COMPANY MANAGEMENT'S PLAN OF OPERATION

CONTINUATION OF COMMERCIAL PROGRAM

     The Company plans to continue with the Commercial Program begun by the Trust. Based on the current highly competitive state of price competition in the workers' compensation market, the Company believes its target market is currently best served by workers' compensation insurance provided through the Commercial Program.

RECAPTURE OF RESERVES

     The Company anticipates recapturing reserve amounts on an annual basis to be determined based on amounts actually needed to provide for claims assumed by Continental under the Assumption
Reinsurance Agreement.

PROVISION OF REINSURANCE

     The Company anticipates providing reinsurance to Continental in accordance with the Assumption Reinsurance Agreement as well as providing reinsurance to TIG in accordance with the Insurance
Placement Agreement.

     The Company believes that provision of reinsurance will be more advantageous to the Company because statutory reserve requirements will allow the writing of reinsurance without requiring the same level of statutory surplus as compared to if the Company were directly writing insurance. See "The Company --
Government Regulation."

PROVISION OF OTHER PROPERTY AND CASUALTY INSURANCE

     Upon the Conversion and issuance of its insurance license by the Department of Insurance, the Company will be eligible to provide all forms of property and casualty insurance (the property and casualty insurance category includes a number of different insurance products in addition to workers' compensation insurance).

     The Company has been approached by several large property and casualty insurors wanting to create a property and casualty insurance program which would be operated in a fashion similar to that of the Commercial Program (the "Casualty Program"). The Company believes that an attractive opportunity exists to package the Casualty Program with the workers' compensation insurance currently being provided to insureds through the Commercial Program. It is anticipated that the Company would have the option to provide reinsurance to the Casualty Program, thereby generating income on a basis similar to that conducted under the Commercial Program. See "Business of the Trust -- the Commercial Program."

GENERAL OPERATIONS

     The Company plans to position itself to begin directly writing insurance at the time management believes the Company has the appropriate financial strength to do so. Management of the Company believes that it will not engage in the direct writing of insurance for the first several years after the Conversion. See "The Company -- Government Regulation."

     Assuming operation as set forth above, management of the Company believes that the Company's business activities should allow the Company to satisfy its cash needs without seeking additional financing for the next twelve months. However, in the event that operations do not meet projected targets, the Company will be required to obtain financing for shortfall amounts.

INVESTMENTS

     Management of the Company's portfolio of investments will be a significant part of the Company's business. The Company's investments are limited by statutes and other regulations which restrict a large portion of such investments to specific categories. The Company is expected to invest in securities and other investments authorized by applicable state laws and regulations and receive income from such investments in the form of interest, dividends and capital gains. The Company expects to follow an investment policy designed to maximize yield to the extent consistent with liquidity requirements and preservation of assets. The Company has retained Investek Capital Management, Inc. as its investment advisor. Investek currently manages over $1.1 billion and has substantial experience in investing funds of insurance companies.

GOVERNMENT REGULATION

     The Company will be subject to regulation by the Department of Insurance although control over the delivery of benefits is generally under the purview of the Workers' Compensation Commission. The primary purpose of regulation by the Department of Insurance is to provide safeguards for policyholders rather than to protect the interests of shareholders. The Department of Insurance has broad administrative powers relating to the licensing of insurers and their agents, the regulation of trade practices, transactions with affiliates, investments, deposits of securities, the form and content of financial statements, accounting practices, reporting requirements, sales literature, insurance policy forms and the maintenance of specified reserves and capital and surplus.

     In order to be issued a license the Company must at all times meet and maintain a minimum capital and surplus level of $400,000 and $600,000, respectively. As of the Effective Date of the Conversion, the Company anticipates that it will have a combined capital and surplus in excess of statutory requirements.

     Property and casualty insurance companies (which include worker's compensation insurers such as the Company) must maintain reasonable ratios between net written premiums and statutory surplus in order to be consistent with sound underwriting practices and requirements of insurance regulators and rating agencies. Accordingly, a property and casualty insurance company's volume of net written premiums is limited by the amount of its statutory surplus. As the premium volume of the Company grows, its statutory surplus must also increase so that the ratio of net written premiums to statutory surplus does not become too high. The Company's objective will be to maintain the ratio of net written premiums to statutory surplus within the maximum guidelines of the NAIC.

     Insurance companies are required by law to maintain reserves for claims. These reserves are intended to cover the probable ultimate cost of settling all claims incurred and unpaid, including those not yet reported. Reserves will be determined by the Company in accordance with applicable law. Reserves will be monitored by the Company using a variety of techniques for analyzing claim cost and frequency data and other economic factors. Among other techniques, the Company expects to periodically compare estimated and actual expenses for settled claims and adjust its reserve estimates, if necessary, on the basis of such comparisons. Claim reserves are estimates only, and it is possible that ultimate liability may exceed or be less than such estimates.

     Under Mississippi law, workers' compensation insurers must maintain a reserve for losses as well as a reserve for unearned premiums. The assets constituting the unearned premium reserve must be withdrawn from use by the Company for its general purposes and are gradually released over the life of the policy.

     Upon being licensed by the Department of Insurance, the Company will automatically become a member of the Mississippi Insurance Guaranty Association (the "Guaranty Association"). The purpose of the Guaranty Association is to provide a mechanism for the payment of claims made by insureds against an insolvent insurer. The Association may assess insurers to pay the obligations of the Association in accordance with a statutory formula based on net direct premiums written.

     Upon being authorized by the Department of Insurance to write workers' compensation insurance in Mississippi, the Company will be required to be a member of the Mississippi Workers' Compensation Assigned Risk Pool ("the "Pool") and to participate in the Mississippi Workers' Compensation Assigned Risk Plan (the "Plan"). The purpose of the Pool is to be a reinsurance mechanism for the Plan. The Pool may assess insures to pay the obligation of the Pool in proportion to the insurers' direct net workers' compensation premium writings in Mississippi. So long as the Company does not directly write workers' compensation insurance, it will not be subject to assessment by the Pool.

     In a stock insurance company structure such as the Company's, there is no personal liability of the shareholders in the event the insurer becomes insolvent and is not able to pay claims. The claims are assumed by the Guaranty Association. This is in contrast to the joint and several liability of members of group self insurers such as the Trust.

ASSUMPTION OF TRUST CONTRACTS

     The Company and the Trust have entered into an Assignment and Assumption Agreement dated as of March 20, 1997, which provides that upon the Conversion, the Trust will assign, and the Company will assume, the Trust's rights under the Insurance Placement Agreement, the Representative Agreement, agreements relating to claims administration, and certain other agreements and rights of the Trust.

EMPLOYEES

     The Company will initially have no employees. The Company will be administered by Delta Administration on the same financial and operational basis as the Trust. See "The Trust -- Employees" and
"Certain Transactions and Relationships."

     The Company anticipates that it will continue to utilize the services of Mr. Vickery through Delta Administration to manage the day to day operations of the Company.

MANAGEMENT OF THE COMPANY

     The names of the executive officers and directors of the Company and their respective ages and positions with the Company are set forth as follows:

     Name                Age                 Position

William L. Kennedy       46                  Chairman of the Board
                                             of Directors, Chief
                                             Executive Officer
Harry E. Vickery         62                  President, Director
David R. White           47                  Secretary, Treasurer,
                                             Vice President,
                                             Director

     William L. Kennedy resides in Inverness, Mississippi. He holds a BS degree in Entomology from Mississippi State University. He has worked with Duncan Gin, Inc. since 1972 and currently serves as President and Chief Operating Officer of Duncan Gin, Inc.
Duncan Gin, Inc. is a multiline agricultural marketing entity and is the largest cotton ginning operation in Mississippi. He has served from inception on the Board of Trustees of the Delta Agricultural & Industrial Trust and is presently Chairman of the Trust.

     Harry Vickery resides in Jackson, Mississippi. From 1962-1993, Mr. Vickery was involved in the automobile business in Greenville, Mississippi. Mr. Vickery was one of the original members of the Board of Trustees of the Trust from inception until 1993 when he became Administrator. Mr. Vickery was President and a director of Vickery Chevrolet Oldsmobile Co., Inc. which filed a Chapter 11 bankruptcy petition in 1993. All assets of Vickery Chevrolet Oldsmobile Co., Inc. were sold and the bankruptcy case was subsequently dismissed.

     David R. White resides in Jackson, Mississippi. He holds a BS degree from the University of Mississippi in Accounting and Business Administration. He has been involved in the insurance business since 1987 and has served as President and Chief Operating Officer of Mississippi Risk Management, Inc. since that date. He holds a number of awards in the insurance field and has served as president of insurance associations both on the local and state level.

     All directors hold office until the next annual meeting of shareholders of the Company or until their successors have been elected and qualified. Unless changed by the action of the Board of Directors, the number of directors shall be no fewer than three
(3) nor more than seven (7) Officers serve at the discretion of the Board of Directors. There are no family relationships between the directors and officers.

EXECUTIVE COMPENSATION

     With the exception of amounts paid to Harry E. Vickery through Delta Administration, no compensation will be paid to officers or directors other than for (i) attendance at meetings; and (ii) activities undertaken on behalf of the Company with approval by the board of directors. See "The Trust -- Employees"; "The Company -- Employees"; and "Certain Transactions and Relationships."

LEGAL PROCEEDINGS

     The Company is not involved in any pending legal proceeding nor are any material legal proceedings known by the Company to be contemplated by governmental authorities other parties, to which the Company is or might become a party.

                   DESCRIPTION OF COMPANY STOCK

     The Company is authorized to issue 100,000,000 shares of common stock, $1.00 par value, of which up to 650,000 will be issued and outstanding upon the Effective Date of the Plan. When issued, the Stock will be fully paid and nonassessable. The Company's Stock does not have preemptive rights. Holders of shares of the Company's Stock are entitled to one vote per share in all matters to be voted on by shareholders, except that holders are entitled to cumulate their votes in the election of directors. See "Comparison of Rights of Former Members of the Trust and Shareholders of the Company."

     COMPARISON OF RIGHTS OF FORMER MEMBERS OF THE TRUST AND
                   SHAREHOLDERS OF THE COMPANY

     There are important differences between the rights of shareholders of the Company ("Shareholders") and Former Members of the Trust.

GOVERNANCE

     The Company will be subject to the Mississippi Business
Corporation Act ("MBCA") and not to general trust law.
Shareholders of the Company will elect a Board of Directors who will oversee governance of the Company. Former Members of the Trust have no voting or governance rights.

LIABILITY

     Former Members of the Trust are jointly and severally liable for the obligations of the Trust which were incurred during such Former Member's period of membership. Shareholders of the Company will not be liable for the obligations of the Company or their fellow shareholders except to the extent of their investment in the Stock.

ASSESSMENT

     Former Members of the Trust are assessable in the event the Trust is unable to adequately discharge its financial obligations which were incurred during such Former Member's period of membership. The Stock of the Company is nonassessable.

VOTING

     Former Members of the Trust have no voting rights.
Shareholders of the Company will be entitled to one vote for each share held on each matter submitted to a vote at a meeting of the Shareholders, with the exception that Shareholders may cumulate their votes for directors.

RESALE

     Former Members of the Trust may not sell or transfer their interest in the Trust. Shareholders in the Company may freely sell or transfer their shares, subject to applicable securities laws.
See "The Conversion -- Resales of Company Stock."

INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY

     Subject to the terms and conditions of the Bylaws of the Company, the Company is required to indemnify any person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative because he is or was serving as an officer or director of the Company, or while serving as a director of the Company, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Indemnification is available for an obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses (including counsel fees) incurred with respect to such proceeding. Indemnification permitted in connection with a proceeding by or in the right of the Company shall be limited to reasonable expenses incurred in connection with the proceeding.

     Under the Bylaws, the Company may not indemnify a director unless the person indemnified shall have conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity with the Company, that his conduct was in its best interests, and in all other cases, that his conduct was at least not opposed to its best interests, and in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. Such a determination shall be made by the Board of Directors by majority vote of a quorum consisting of disinterested directors, or if a quorum cannot be obtained, by majority vote of a committee duly designated by the Board of Directors, by special legal counsel, by the shareholders of the Company, or by a court of competent jurisdiction. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct. The Company may not indemnify a director in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

    The Company must pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director furnishes the Company a written affirmation of his good faith belief that he has met the applicable standard of conduct if the director furnishes the Company a written undertaking, executed personally or on his behalf, to repay the advance if it shall be ultimately determined that he did not meet the standard of conduct and a determination is made that the facts then known to those making the determination would not preclude indemnification. The undertaking to repay must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

    The Bylaws authorize the Company to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the Company or who, while a director, officer, employee or agent of the Company, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee or agent, whether or not the Company would have power to indemnify him against such liability.

    The Bylaws authorize the Board of Directors of the Company to make any further indemnity, including advance of expenses, to and to enter contracts of indemnity with any director, officer, employee or agent, except an indemnity against his gross negligence or willful misconduct.

    The Company must pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding when his appearance as a witness is in connection with his serving as a director of the Company.

    The Company's Articles of Association include a provision limiting the personal liability of a director to the Company or its shareholders for monetary damages with the exception of liability arising out of (i) the amount of a financial benefit received by a director to which he is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders, (iii) violation of certain provisions of the MBCA, or (iv) an intentional violation of criminal law.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 or under the securities laws of various states may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission and certain state securities commissioners such indemnification is against public policy and is therefore unenforceable.

INDEMNIFICATION OF TRUSTEES OF THE TRUST

    The Trust Agreement of the Trust (the "Trust Agreement") provides for mandatory indemnification of the Trustees against all costs and expenses (including attorneys' fees) incurred in connection with any claim in which a Trustee may be involved by virtue of his position in the Trust. The indemnification is not operative with respect to: (i) a person gaining any personal profit or advantage; (ii) the dishonesty of a person; (iii) a person's conflict of interest; (iv) willful violation of a statute or ordinance committed by a person or with the person's knowledge or consent; or (v) any matter as to which a person shall have been finally adjudged in such action, suit or proceeding to be liable for misconduct in the performance of his duties. The Trust Agreement further provides that the rights of indemnification set forth therein shall not be deemed exclusive of any rights to which those indemnified may be entitled and the Board of Trustees, by vote of disinterested Trustees, may provide any further indemnification it feels justified.

PREEMPTIVE RIGHTS

    Under the MBCA, a shareholder does not have preemptive rights unless such rights are specifically granted. The Company's Articles of Association do not provide for preemptive rights. Because the Trust is an unincorporated entity and issues no shares, preemptive rights are not applicable.

DIVIDENDS

    Under Mississippi law, the Company may pay cash dividends only from actual net surplus determined on a statutory basis. In addition, "extraordinary dividends" or "extraordinary distributions" may not be paid until thirty (30) days after the Commissioner of Insurance has received notice of the declaration thereof and has not within such period disapproved such payment, or the Commissioner has approved such payment within such thirty (30) day period. Extraordinary dividends or distributions are defined as any dividend or distribution of cash or other property whose fair market value together with that of other dividends or distributions made within the preceding twelve months exceeds the lesser of (i) ten percent (10%) of the Company's surplus as regards policyholders as of the December 31 next preceding, or (ii) the net income of such insurer, not including realized capital gains, for the twelve month period ending the December 31 next preceding, but shall not include pro-rata distributions of any class of the insurer's own securities. In determining whether a dividend or distribution is extraordinary, an insurer may carry forward net income from the previous two (2) calendar years that has not already been paid out as dividends.

    Payment of dividends (also called refunds) by the Trust are restricted to any monies for a Fund Year in excess of the amount necessary to fund all obligations for that Fund Year which have been declared to be refundable by the Board of Trustees with the approval of the Workers' Compensation Commission and which shall be payable not less than twelve (12) months after the end of the fund year. The Workers' Compensation Commission will not consider refunds for a particular Fund Year for approval until financial statements are available reflecting fund equity for that Fund Year at the period ending 24 months after the end of that Fund Year.

    After approval of a refund for a particular Fund Year: (i) up to 33% of the equity for that Fund Year could be approved for distribution as a refund during the period beginning 24 months after the closing of that Fund Year; (ii) up to 50% of the remaining equity for that Fund Year could be approved for distribution as a refund during the period beginning 36 months after the closing of that Fund Year; (iii) up to 50% of the remaining equity for that Fund Year could be approved for distribution as a refund during the period beginning 48 months after the closing of that Fund Year; and (iv) up to 100% of the remaining equity for that Fund Year could be approved for distribution as a refund during the period beginning 60 months after the closing of that Fund Year. Each refund distribution requires a separate application and approval after financial results are available reflecting the Fund Year equity balance at the relevant time (i.e., 24 months after the close of the Fund Year; 36 months after the close of the Fund Year, etc.).

              PLAN OF DISTRIBUTION OF EXCESS STOCK

    In the event that the maximum number of shares of Stock registered hereunder are not distributed pursuant to the Plan, the Company may sell the balance of such stock to persons other than Former Members. The sale price of such Stock shall be $4.00 per share. Such sales shall be made only through officers and directors of the Company and no commissions will be charged.

              CERTAIN TRANSACTIONS AND RELATIONSHIPS

    David R. White is an officer and director of the Company and controls MRM. Through the Representative Agreement and MRM's General Agent Agreement with TIG, MRM receives a percentage of the premiums written through the Commercial Program. It is anticipated that the Company will become the assignee of the Trust's rights under the Representative Agreement and that MRM will continue providing such services to the Company. MRM brokers directors and officers coverage and excess workers' compensation coverage for the Trust.

    Harry E. Vickery is an officer and director of the Company and serves as Administrator of the Trust and owns all the issued and outstanding stock of Delta Administration. Under the Representative Agreement, Delta Administration is paid 3.5% of the collected premiums generated by the Commercial Program which is used by Delta Administration to pay the office expenses of the Trust, including rent, the salaries of the employees of Delta Administration (including Mr. Vickery) and sponsor fees. This arrangement was created because it is unlawful to pay commissions to a person or entity not licensed as an insurance agent or agency. Mr. Vickery is licensed by the Department of Insurance as an individual property and casualty agent and Delta Administration is licensed by the Department of Insurance as a property and casualty insurance agency. Mr. Vickery, through Delta Administration, also acts as an agent for the Commercial Program through MRM. Mr. Vickery will continue to sell coverage through the Commercial Program in addition to his management role in the Company.

    After payment by Delta Administration of office expenses of the Trust, Mr. Vickery's gross compensation in 1995 was $87,092 and $104,451 in 1996. Prior to the commencement of the Commercial Program, Delta Administration was paid directly by the Trust for its services. As a part of the Conversion, the Trust's obligations regarding Delta Administration will be assumed by the Company.

                          LEGAL MATTERS

    The validity of the shares of Stock to be issued in connection with the Conversion will be passed upon for the Company and the Trust by Watkins Ludlam & Stennis, P.A., Jackson, Mississippi. Certain of the tax consequences of the Conversion will be passed upon by Watkins Ludlam & Stennis, P.A.

                             EXPERTS

    The audited financial statements and financial statement schedules of the Trust included in this Prospectus and elsewhere in the Registration Statement have been examined by Richard L. Eaton, independent certified public accountant, Jackson, Mississippi, for the periods and to the extent set forth in his reports and are included herein in reliance upon the reports of such firm, given upon his authority as an expert in accounting and auditing.

                  INDEX TO FINANCIAL STATEMENTS


Delta Agricultural and Industrial Trust
    Report of Independent Auditor                             F-2
    Balance Sheets as of December 31, 1996 and 1995           F-3
    Statements of Revenues and Expenses for Years Ended
       December 31, 1996 and 1995                             F-4
    Statements of Changes in Trust Equity for Years Ended
       December 31, 1996 and 1995                             F-5
    Statements of Cash Flows for Years Ended December 31,
       1996 and 1995                                          F-6
    Notes to Financial Statements                             F-8

Stoneville Insurance Company
    Report of Independent Auditor                            F-18
    Balance Sheet as of December 31, 1996                    F-19
    Statement of Income for Year Ending December 31, 1996    F-20
    Statement of Changes in Stockholders' Equity for Year
         Ended December 31, 1996                             F-21
    Statement of Cash Flows for Year Ended
         December 31, 1996                                   F-22
    Notes to Financial Statements                            F-23

                         RICHARD L. EATON
                   CERTIFIED PUBLIC ACCOUNTANT
                   (A PROFESSIONAL CORPORATION)
                      POST OFFICE BOX 16603
                    JACKSON, MISSISSIPPI 39236
                                                   MEMBER OF:
                                            AMERICAN INSTITUTE OF
                    TELEPHONE: (601) 956-9751   CERTIFIED PUBLIC
                       FAX: (601) 956-7415         ACCOUNTANTS
                                           MISSISSIPPI SOCIETY OF
                                     CERTIFIED PUBLIC ACCOUNTANTS





Board of Trustees
Delta Agricultural and Industrial Trust
Jackson, Mississippi


I have audited the accompanying balance sheets of Delta Agricultural and Industrial Trust as of December 31, 1996 and 1995 and the related statements of revenue and expenses, changes in trust equity and cash flows for the years then ended. These financial statements are the responsibility of management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements present fairly, in all material respects, the financial position of Delta Agricultural and Industrial Trust as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



Richard L. Eaton
Jackson, Mississippi
January 29, 1997

DELTA AGRICULTURAL AND INDUSTRIAL TRUST
BALANCE SHEETS
DECEMBER 31, 1996 AND 1995

                                         1996                1995
ASSETS                                ----------           -------
Investments:
Trading securities                    $1,696,944          $       0
Securities available-for-sale          1,141,504          2,469,692
Securities held-to-maturity              522,884          2,247,145
                                      ----------         ----------
Total Investments                      3,361,332          4,716,837

Cash and Cash Equivalents              1,359,965          1,240,298
Premiums receivable net of
  uncollectible amount                         0          1,337,030
Notes receivable                          20,000                  0
Accrued interest receivable               52,410             90,736
Excess insurance premium overpayment      89,860                  0
Capital equipment leases at cost
  less accumulated depreciation of
  $9,775 and 5,759                        13,517             16,782
Prepaid expenses                          21,798              2,622
Income tax refund receivable             152,862                  0
Deferred tax asset                             0             43,331
Other assets                                 575                575
                                      ----------         ----------
TOTAL ASSETS                          $5,072,319         $7,448,211
                                      ==========         ==========

LIABILITIES AND TRUST EQUITY

LIABILITIES
Reserve for losses and loss
  adjustment expenses                 $2,173,234         $3,005,414
Unearned premiums                              0          1,466,279
Reserve for premium adjustment           384,863                  0
Accounts payable and accrued
  liabilities                             56,290            207,762
Income taxes payable                           0            394,048
Capital lease obligations                  4,038              8,980
                                      ----------         ----------
TOTAL LIABILITIES                      2,618,425          5,082,483
                                      ==========         ==========
TRUST EQUITY
Retained earnings                      2,463,130          2,432,888
Unrealized decline in market value
  of equity securities less
  applicable future tax benefit           (9,236)            67,160
                                      ----------         ----------
TOTAL TRUST EQUITY                     2,453,894          2,365,728
                                      ----------         ----------
TOTAL LIABILITIES AND TRUST EQUITY    $5,072,319         $7,448,211
                                      ==========         ==========

See accompanying notes to financial statements.

DELTA AGRICULTURAL & INDUSTRIAL TRUST
STATEMENTS OF REVENUE AND EXPENSES
FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995



                                            1996               1995
REVENUE                                ---------         ----------
Net earned premium                    $2,077,351         $5,659,925
Investment income                        297,076            328,027
Net realized gains and losses on
  securities available-for-sale          (37,286)          (159,557)
Other                                   (422,850)                 0
                                      ----------         ----------
TOTAL REVENUE                          1,914,291          5,828,395
                                      ----------         ----------
EXPENSES
Loss and loss adjustment expenses        916,592          2,448,722
Service company fees                     299,322            626,332
Excess insurance                          89,860            335,973
Regulatory fees                           28,548             30,858
General expenses                         450,959            438,224
                                      ----------         ----------
TOTAL EXPENSES                         1,785,281          3,880,109
                                      ----------         ----------
EXCESS REVENUE OVER EXPENSES
  BEFORE INCOME TAX PROVISION            129,010          1,948,286

Provision for income tax                  98,768            643,660
                                      ----------         ----------
EXCESS REVENUE OVER EXPENSES             $30,242         $1,304,626
                                      ==========         ==========


See accompanying notes to financial statements.

DELTA AGRICULTURAL AND INDUSTRIAL TRUST
STATEMENTS OF CHANGES IN TRUST EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                            1996               1995
                                       ---------           --------
TRUST EQUITY - BEGINNING OF YEAR      $2,365,728         $1,023,330

Excess Revenue over Expenses              30,242          1,304,626



Change in Unrealized decline in
  value of securities available-
  for-sale less change
  in applicable deferred tax benefit      57,924             37,772
                                        --------          ---------

TRUST EQUITY - END OF YEAR            $2,453,894         $2,365,728
                                       =========          =========



See accompanying notes to financial statements.


DELTA AGRICULTURAL AND INDUSTRIAL TRUST
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


                                         1996               1995
                                        ------             ------
CASH FLOWS FROM OPERATING
  ACTIVITIES
Premiums collected                    $2,688,450         $7,034,172
Losses and loss adjustment
  expenses paid                       (1,748,772)        (2,456,050)

Refunds and premium adjustments
  paid                                  (449,415)          (297,576)
Administrative expenses paid          (1,056,948)        (1,463,647)
Income taxes paid                       (625,678)        (1,012,930)
Investment income received               335,402            225,407
Interest paid                               (855)           (43,037)
NET CASH PROVIDED BY OPERATING         ----------         ----------
   ACTIVITIES                           (857,816)          1,986,339
                                       ----------         ----------
CASH FLOWS FROM INVESTING
  ACTIVITIES
Proceeds from sale of investments      6,220,769          4,021,484
Purchase of investments               (5,237,593)        (6,974,793)
Capital expenditures                        (751)            (2,991)
NET CASH PROVIDED BY INVESTING         ----------         ----------
  ACTIVITIES                             982,425         (2,956,300)
                                       ----------         ----------
CASH FLOWS FROM FINANCING
  ACTIVITIES

Principal payments under capital
  lease obligations                       (4,942)            (6,235)
NET CASH USED IN FINANCING             ----------         ----------
  ACTIVITIES                              (4,942)            (6,235)
                                       ----------         ----------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                   119,667           (976,196)

Cash and Cash Equivalents at
  Beginning of Year                    1,240,298          2,216,494
                                      ----------         ----------
CASH AND CASH EQUIVALENTS AT
  END OF YEAR                         $1,359,965         $1,240,298
                                      ==========         ==========
RECONCILIATION OF NET INCOME TO
  NET CASH PROVIDED
  BY OPERATING ACTIVITIES
Net Income                               $30,242         $1,304,626
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
   Depreciation                            4,818              3,424
   Gain or loss on sale of
    investments                          460,136            159,557
   Decrease in premiums receivable     1,337,030          1,070,626
   Decrease (increase) in prepaid
     expenses                            (19,176)           158,981
   Decrease (increase) in accrued
    interest receivable                   38,326            (90,736)

   Increase in notes and other
     receivables                        (109,860)                 0
   Amortization of bond premium
     (discount)                           12,646            (11,884)
   Decrease in upaid losses and
     loss adjustment expenses           (832,180)            (7,328)
   Increase (decrease) in unearned
     premiums                         (1,466,279)           134,256
   Decrease in accounts payable
     and accrued expenses               (151,472)          (365,914)
   Increase in premium adjustment
     reserve                             384,863                  0
   Decrease in income tax liability     (546,910)          (369,269)
                                      ----------         ----------
NET CASH PROVIDED BY OPERATING
  ACTIVITIES                           ($857,816)        $1,986,339
                                      ==========         ==========

See accompanying notes to financial statements.

             DELTA AGRICULTURAL AND INDUSTRIAL TRUST
                  Notes to Financial Statements
          For the Years Ended December 31, 1996 and 1995



NOTE 1: DESCRIPTION AND OPERATION OF THE TRUST

The Delta Agricultural and Industrial Trust (the "Trust") was formed under a Trust Agreement, dated August 1, 1991, between the Delta
Council, a Mississippi nonprofit corporation and the Board of Trustees of Delta Agricultural and Industrial Trust.

The Trust was created to take advantage of Section 71-3-75 (3) of the Mississippi Code of 1972, as amended, which allows employers to form a pool for the purpose of self-insuring their liabilities under the Mississippi Workers' Compensation Law, versus purchasing insurance coverage from a commercial insurance company. Each member's contribution of funds to the Trust is computed similarly to the method employed by commercial insurance companies in determining premium rates. However, should the Trust be unable to sufficiently discharge all of its obligations, it would assess the members amounts needed to make up the deficiency. The members of the Trust are jointly and severally liable for the obligations of the trust.
Due to changes in the Mississippi workers compensation market in early 1996, the Trust determined that the interests of its members would best be served by converting into a Mississippi domestic insurance company in which the members of the Trust could become stockholders. The Trust entered into an arrangement with a commercial insurance company whereby the Trust would discontinue writing coverage for its members effective July 1, 1996 and would encourage its members to move their workers' compensation insurance to the commercial carrier. Consequently, the Trust had no premium revenue for the period July 1 through December 31, 1996.

The Trust began the process of forming a stock insurance company with the objective of allowing the members of the Trust to become shareholders in the stock company. Under the plan, qualifying insureds of the Trust would receive stock in the new company with a book value equivalent to the book value in the Trust at the date of conversion. The plan also provides for the elimination of the joint and several liability of the Trust's insureds. As of the balance sheet date, the process was not complete.


NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles. The significant accounting policies used to prepare the financial statements are summarized below:

TRADING SECURITIES

Bonds, notes, common stocks and mutual fund shares held principally for resale in the near term are classified as trading account securities and recorded at their fair values. Realized and unrealized gains and losses on trading account securities are included in other income.

SECURITIES HELD-TO-MATURITY

Bonds, notes and certificates of deposit (with maturities of more than three months) for which the Trust has the intent and ability to hold to maturity are reported at amortized cost, adjusted for amortization of premiums or discounts and other than temporary declines in fair value.

SECURITIES AVAILABLE-FOR-SALE

Bonds, notes, common stock and certificates of deposit (with maturities of more than three months) not classified as either trading or held-to-maturity are reported at fair value, adjusted for other than temporary declines in fair value, with unrealized gains and losses excluded from losses and reported as a separate component of trust equity. Realized gains and losses are determined on the specific identification method.

CASH EQUIVALENTS

For the purpose of presentation in the Trust's statement of cash flows, cash equivalents are short-term, highly liquid investments that are both (a) readily convertible to known amounts of cash and (b) so near to maturity that they present insignificant risk of changes in value due to changing interest rates.

PREMIUM REVENUE RECOGNITION

Insurance premiums are recognized as revenue on a pro rata basis over the policy term. The portion of premiums that will be earned in the future are deferred and reported as unearned premiums.

CAPITAL EQUIPMENT LEASES

Certain assets of the Trust were acquired under capital lease arrangements. Such assets are recorded at their original cost and depreciated under the straight-line method over the estimated useful lives of the respective assets. Depreciation expense is included in "General Expenses".

INSURANCE LIABILITIES

The liability for losses and loss-adjustment expenses includes an amount determined from loss reports and individual cases and an amount, based on past experience, for losses incurred but not reported. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed and any adjustments are reflected in earnings currently. The reserve for losses and loss-adjustment expenses is reported net of receivables from subrogation, excess policies and expected recoveries.

INCOME TAXES

Income tax provisions are based on the asset and liability method. A deferred tax asset or liability is provided for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Such differences are related principally to the unrealized loss in the market value of available-for-sale securities.

NOTE 3: INVESTMENTS

Major categories of net investment income are summarized as
follows:
                                   1996          1995
                                 ------        ------
    Fixed Maturities           $169,037      $180,645
    Equity Securities           105,291       128,638
    Short-term Investments       22,748        18,743
                              ---------     ---------
    Total                      $297,096      $328,027
                              =========     =========

The aggregate fair value, gross unrealized holding gains, gross unrealized holding losses, and amortized cost for available-for-sale and held-to-maturity securities by major security type at December 31, 1996 and 1995 are as follows:

AVAILABLE-FOR-SALE SECURITIES AS OF DECEMBER 31, 1996 AND 1995









                                 DECEMBER 31, 1996
                      -------------------------------------------------
                                    GROSS           GROSS
                      AMORTIZED   UNREALIZED      UNREALIZED    FAIR
                         COST       GAINS           LOSSES      VALUE
                      -------------------------------------------------
Bank certificates of
 deposit              $524,166    $    889        $   2,915     $522,140
Obligations of states
   and political
   subdivisions        626,574          13            7,223      619,364
                    -----------------------------------------------------
Total               $1,150,740    $    902        $ 10,138    $1,141,504
                    =====================================================


                                 DECEMBER 31, 1995
                   --------------------------------------------------------
                                  GROSS           GROSS
                   AMORTIZED      UNREALIZED      UNREALIZED
                   COST           GAINS           LOSSES        FAIR VALUE
                   ---------------------------------------------------------
Equity securities  $ 2,580,183    $  1,026        $ 111,517     $ 2,469,692
                   -------------------------------------------------------
Total              $ 2,580,183    $  1,026        $ 111,517     $ 2,469,692
                   ========================================================



HELD-TO-MATURITY SECURITIES AS OF DECEMBER 31, 1996 AND 1995

                                 DECEMBER 31, 1996
                   -------------------------------------------------------
                                  GROSS           GROSS
                   AMORTIZED      UNREALIZED      UNREALIZED
                   COST            GAINS           LOSSES        FAIR VALUE
                   ---------------------------------------------------------
U.S. Treasury
  securities and
  obligations of
  the U.S.
  Government       $  98,966      $      0        $    944      $ 98,022
Bank certificates
  of deposit         423,918             0               0       423,918
                   --------------------------------------------------------
Total              $ 522,884      $      0        $    944      $521,940
                   =======================================================


                                 DECEMBER 31, 1995
                   --------------------------------------------------------
                                  GROSS           GROSS
                   AMORTIZED      UNREALIZED      UNREALIZED
                   COST            GAINS          LOSSES        FAIR VALUE
                   ---------------------------------------------------------
U.S. Treasury
  securities
  and obligations
  of the U.S.
  Government       $   94,829     $        0      $   1,758     $  93,071
Bank certificates
  of deposit        1,973,896          1,210              0     1,975,106
Obligations of states
 and political
 subdivisions         178,420            256              0       178,676
                   ---------------------------------------------------------
Total              $2,247,145     $    1,758      $   1,466     $2,246,853
                   =======================================================



Gross realized gains and losses on sales of available-for-sale securities were:

                                               1996      1995
                                            --------------------
Gross realized gains:
 Fixed maturities                           $ 2,407    $  7,481
 Equity securities                           30,502      14,192
                                            --------------------
Total                                       $32,909    $ 21,673
                                            ====================
Gross realized losses:
 Bank certificates of deposit               $ 6,039    $      0
 Equity securities                           64,155     181,231
                                            --------------------
Total                                       $70,194    $181,231
                                            ====================

The trust also realized net losses in trading securities in the amount of $415,929 in 1996. Trading security gains and losses are included in "Other Income"

NOTE 4: RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

Reserves for losses and loss adjustment expenses at December 31, 1996 and 1995 consisted of the following:

                                     1996           1995
                                  -------------------------
         Case-basis reserves      $1,392,371    $ 1,675,040
         Incurred but unreported
           claims                    727,763      1,234,374
         Service company fees         53,100          6,000
                                  -------------------------
         Total Reserves           $2,173,234    $ 3,005,414
                                  =========================

NOTE 5: RESERVE FOR PREMIUM ADJUSTMENT

The premium amounts paid by members of the Trust are determined initially each policy year from member provided estimates of their annual payroll by worker classification code. The member is then subject to an audit of their payroll data to determine the accuracy of their estimate. Any necessary premium adjustments are made based on audited payroll information. For the period ended June 30, 1996, management elected to audit less than 100% of the Trust membership. Due to the limited number of audits performed, a reserve was established for premium adjustments that management estimates could be due in the event members who were not audited request such an audit.

NOTE 6: MINIMUM LEASE PAYMENTS

The Trust leases certain business equipment that are treated as capital leases in accordance with FAS-13. Following are the present values of the minimum lease payments under these leases as of December 31, 1996 and 1995.


                                             1996           1995
                                          -----------------------
         1996                                              $6,095
         1997                               3,172           2,450
         1998                               1,208           1,174
                                          -------        --------
                                           $4,380          $9,719
                                          =======        ========

NOTE 7: EXCESS INSURANCE

The Trust acquired excess coverage insurance for accidents occurring during the period January 1, 1996 through June 30, 1996. The specific coverage limits the Trust's liability to $350,000 per claim incurred during this period. The reserve for losses and loss adjustment expenses is shown net of expected recoveries on this coverage. For claims incurred prior to January 31, 1992, the claim retention level was $200,000 with a maximum benefit of $10,000,000. Claims incurred from February 1, 1992 through July 31, 1992 have a retention level of $250,000 and a maximum benefit of $10,000,000. No claims are expected to exceed the maximum benefit.


NOTE 8: INCOME TAXES

The Trust is a taxable entity subject to Internal Revenue Code
Section 831 and related provisions. The provision for federal income tax for the year ended December 31, 1996 and 1995 is $81,142 and $549,712 respectively. The provision for state income is $17,626 and $93,948 respectively. Additionally, due to a temporary unrealized decline in the market value of its equity securities, the Trust has recorded a deferred tax asset in the amount of $43,331 for 1995. This amount represents the tax benefit the Trust would receive if such securities were sold at the current market value. This amount was also applied to the gross decline in the market value of investments to arrive at the net unrealized depreciation of equity securities after income tax effects.


NOTE 9: NOTES RECEIVABLE

At December 31, 1996 the balance sheet of the Trust reflects a note receivable of $20,000. This note is due on demand from Stoneville Insurance Company. Under the plan described in Note 1, Stoneville would be the successor of the Trust in its conversion to a stock insurance company.


NOTE 10: CONCENTRATION OF CREDIT RISK

At December 31, 1996 the Trust had cash account balances in excess of the federally insured limit at its primary depository institution.


NOTE 11: CONTINGENCIES

In the normal course of operations, the Trust is involved in litigation related to certain claims. In the opinion of management, the reserve for losses and loss adjustment expenses is sufficient to cover these claims. Therefore, it believes the disposition of these matters will not have a material adverse effect on the Trust's financial position.





                   STONEVILLE INSURANCE COMPANY

                       FINANCIAL STATEMENTS
               FOR THE YEAR ENDED DECEMBER 31, 1996

                         RICHARD L. EATON
                   CERTIFIED PUBLIC ACCOUNTANT
                   (A PROFESSIONAL CORPORATION)
                      POST OFFICE BOX 16603
                    JACKSON, MISSISSIPPI 39236
                                                   MEMBER OF:
                                            AMERICAN INSTITUTE OF
                    TELEPHONE: (601) 956-9751   CERTIFIED PUBLIC
                       FAX: (601) 956-7415        ACCOUNTANTS
                                           MISSISSIPPI SOCIETY OF
                                     CERTIFIED PUBLIC ACCOUNTANTS





Board of Directors
Stoneville Insurance Company
Jackson, Mississippi


I have audited the accompanying balance sheet of Stoneville
Insurance Company as of December 31, 1996 and the related statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements present fairly, in all material respects, the financial position of Stoneville Insurance Company as of December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



Richard L. Eaton
Jackson, Mississippi
March 6, 1997

STONEVILLE INSURANCE COMPANY
BALANCE SHEET
DECEMBER 31, 1996


ASSETS

Cash in Bank                             $19,970
                                         -------
Total Assets                             $19,970
                                         =======

Liabilities
Notes Payable                            $20,000
Accrued Interest Payable                     407
                                         -------
Total Liabilities                         20,407
                                         -------
Stockholders' Equity
Common Stock                                   0
Retained Earnings                           (437)
                                         -------
Total Stockholders' Equity                  (437)
                                         -------
Total Liabilities and
   Stockholders' Equity                  $19,970
                                         =======


See accompanying notes to financial statements.


STONEVILLE INSURANCE COMPANY
STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 1996



REVENUE                               $0
                                  ------
Expenses
Bank Charges                          30
Interest Expense                     407
                                  ------
Total Expenses                       437
                                  ------
Net Income                         ($437)
                                  ======


See accompanying notes to financial statements.

STONEVILLE INSURANCE COMPANY
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 1996



                                            Total
                        Common    Retained  Stockholders'
                        Stock     Earnings  Equity
                        ------------------------------------
Balance at Beginning of
Year                       $0        $  0      $  0

Net Income (Loss)          $0        $437      $437
                        -----------------------------------
Balance at End of Year     $0        $437      $437
                        ===================================




See accompanying notes to financial statements.


STONEVILLE INSURANCE COMPANY
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES
Bank charges paid                                             ($30)
                                                           --------
Net Cash Provided by Operating Activities                      (30)
                                                           --------
Cash Flows From Financing Activities
Loan proceeds                                               20,000
                                                           --------
Net Cash Provided by Financing Activities                   20,000
                                                           --------
Net Increase (Decrease) in Cash and
  Cash Equivalents                                          19,970

Cash and Cash Equivalents at Beginning of Year                   0
                                                           --------
Cash and Cash Equivalents at End of Year                   $19,970
                                                           ========


Reconciliation of Net Income to Cash Flows
  Provided by Operating Activities
    Net income                                               ($437)
    Increase in accrued interest payable                       407
                                                           --------
Net Cash Provided by Operating Activities                     ($30)
                                                           ========


See accompanying notes to financial statements.

STONEVILLE INSURANCE COMPANY
Notes to Financial Statements
For the Year Ended December 31, 1996




NOTE 1: DESCRIPTION AND OPERATION OF THE COMPANY

Stoneville Insurance Company (The Company) is a developmental stage insurance company formed in August, 1996 to become the successor to the Delta Agricultural and Industrial Trust, (The Trust), a
Mississippi self-funded workers compensation insurance trust.

The Trust has been in operation since August, 1991 providing workers compensation insurance coverage initially to agricultural and industrial concerns in the Mississippi Delta region, and later to numerous industries throughout Mississippi. The Trust was an alternative to the high cost of insurance acquired through the Mississippi assigned risk pool or through commercial carriers. Each member's contribution of funds to the Trust was computed similarly to the method employed by commercial insurance companies in determining premium rates. However, if the Trust was unable to sufficiently discharge all of its obligations, it would assess members the amount needed to make up any deficiency. The insureds of the Trust are jointly and severally liable for the obligations of the Trust.

Due to changes in the Mississippi workers compensation market in early 1996, the Trust determined that the interests of its members would best be served by converting into a Mississippi domestic insurance company in which the members of the Trust could become shareholders. The Trust entered into an arrangement with a commercial insurance company whereby the Trust discontinued writing coverage for its members effective July 1, 1996 and encouraged its members to move their workers' compensation insurance to the recommended commercial carrier. The Trust or any successor to the Trust has the right to reinsure as much of the business transferred to the commercial carrier as they deem appropriate.

The Trust began the process of forming a stock insurance company (Stoneville Insurance Company) with the objective of allowing the members of the Trust to become shareholders in the stock company. Under the plan, qualifying insureds of the Trust would receive stock in the new company with a book value equivalent to the book value in the Trust at the date of conversion and all remaining assets and liabilities of Trust would be transferred to Stoneville Insurance Company. The plan also provides for the elimination of the joint and several liability of the Trust's insureds. Although Stoneville has been formed, the conversion process had not been completed. Upon completion of the conversion process, the Company is expected to be licensed by the Mississippi Department of Insurance.


Other than the opening of a checking account with funds borrowed from the Trust, the Company had no activity during 1996.


NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles. No significant accounting policies are described due to the absence of activity.



NOTE 3: NOTES PAYABLE

At December 31, 1996 the balance sheet of the Company reflects a note payable of $20,000. This is a demand note due to the Trust that provides for interest at the applicable federal rate. Accrued and unpaid interest at December 31, 1996 amount to $407. This note would be eliminated upon the completion of the plan of conversion described in Note 1.

                            EXHIBIT A

       PLAN AND AGREEMENT OF REORGANIZATION AND CONVERSION
            OF DELTA AGRICULTURAL AND INDUSTRIAL TRUST


     This Plan and Agreement of Reorganization and Conversion (the "Conversion Agreement") is made and entered into as of this 20th day of March, 1997, by and between Delta Agricultural and Industrial Trust, a Mississippi workers' compensation self insured trust (the "Trust") and Stoneville Insurance Company ("Stoneville").

1.   DEFINITIONS

     a.   Board" means the board of directors of Stoneville.

     b. "Commercial Program" means the Trust's program of commercial insurance written through TIG Insurance
          Company which commenced on July 1, 1996.

     c.   "Continental" means Continental Casualty Company, an
          Illinois stock insurance company.

     d. "Dissenters" means those Former Members who dissent from the Plan and who have perfected their dissenters' rights as set forth herein.

     e. "Former Members" means those Persons who at any time have had workers' compensation insurance provided by the Trust for one or more full Fund Years which Fund Years resulted in positive net income for the Trust.

     f. "Fund Year" means a complete accounting year of the Trust. A list of Fund Years is set forth on Exhibit A attached hereto.

     g. "Person" means any individual, corporation, partnership, joint venture, association or other form of organization.

     h. "Plan" means this Plan and Agreement of Reorganization and Conversion of the Trust.

     i. "Proportionate Earned Premium" means the percentage derived by dividing (a) the net earned premium derived by the Trust from each Former Member for all Fund Years during which the Trust had positive net income from the inception of the Trust through December 31, 1996 by (b) the total net earned premium of the Trust derived from all Former Members for all Fund Years during which the Trust had positive net income from the inception of the Trust through December 31, 1996.

     j. "Registration Statement" means the registration statement for certain shares of Stoneville stock to be filed with the Securities and Exchange Commission on Form S-4.

     k.   "Reinsurance Agreement" means that certain Assumption
          Reinsurance Agreement by and among the Trust, Stoneville, and Continental.

     l.   "Stoneville" means Stoneville Insurance Company, a
          Mississippi stock insurance company.

     m. "Trust" means Delta Agricultural and Industrial Trust, a Mississippi workers' compensation self insured trust.

     n.   "Trustees" shall mean the board of Trustees of the Trust.

     o. "Trust Unit" means Four Dollars ($4.00) of equity of the Trust.

2. EFFECTIVE DATE. The Trust shall begin taking the actions as set forth herein as of the date hereof. The effective date of the Plan shall be, and the capitalization of Stoneville and the liquidation and dissolution of the Trust (Sections 5, 7 and 8) shall be deemed to have occurred simultaneously and completely as of the close of business on the last day of the month during which the conditions precedent as set forth in
     Section 11 hereof have been satisfied or waived (the
     "Effective Date").

3. CERTIFICATE OF AUTHORITY. On or prior to the Effective Date, the Trust will surrender its Certificate of Authority to serve as a workers' compensation self insurance trust to the Mississippi Workers' Compensation Commission.

4. RESERVE FOR EXPENSES. On or prior to the Effective Date, all known or ascertainable liabilities of the Trust shall be promptly paid or provided for. There shall also be set aside, in cash, securities, or other assets, a reserve fund in an amount of Four Hundred Tweny Four Thousand, One Hundred Sixy Three Dollars ($424,163) for the payment of estimated expenses, taxes and payment of Dissenters.

5. CAPITALIZATION OF STONEVILLE. As of the Effective Date, the Trust will transfer to Stoneville all of the assets of the Trust other than amounts required to consummate the Reinsurance Agreement and the reserve for expenses as set forth in Section 4 hereof in return for that number of shares of capital stock of Stoneville equal to the Trust equity transferred by the Trust to Stoneville [measured by Four Dollars ($4.00) of Trust equity (one Trust Unit) per share of Stoneville common stock], which shall be all the issued and outstanding shares of stock of Stoneville.

6. DISSENTER'S RIGHTS. Members and Former Members may dissent from the Plan and receive Four Dollars ($4.00) in cash for each Trust Unit allocable to such Persons upon perfection of dissenters' rights pertaining to such Trust Units allocable to such Persons. Payments to Dissenters shall be paid by the Trust up to an aggregate amount not to exceed Two Hundred Thousand Dollars ($200,000). In the event that Former Members as a group perfect dissenters' rights resulting in an obligation to pay dissenters an amount in excess of Two Hundred Thousand Dollars ($200,000), the excess over that amount due to Dissenters shall be paid by Stoneville out of operating funds and not out of assets transferred to Stoneville from the Trust pursuant to the Plan. In order to perfect dissenters' rights, a Former Member wishing to dissent must deliver to the Trust's office at 833 Washington Avenue, Greenville, Mississippi 38704-5037 written notice of such Former Member's intent to demand payment within thirty (30) days after the effective date of Stoneville's Registration Statement.

7. COMPUTATION AND PAYMENT OF LIQUIDATING DISTRIBUTION. For purposes of computing the number of shares of Stoneville common stock (or in the case of Dissenters, cash) distributable from the Trust to each Former Member, each Former Member of the Trust will have allocated to it a number of Trust Units determined by multiplying the total number of Trust Units by the Proportionate Earned Premium of each Former Member. Upon liquidation of the Trust, each Former Member shall thereupon receive one share of Stoneville common stock for each Trust Unit allocable to such Former Member, except Dissenters, who shall receive Four Dollars ($4.00) in cash for each Trust Unit allocable to such Dissenter in accordance with
     Section 6 above (collectively, the "Liquidating Distribution"). The Liquidating Distribution shall be disbursed to Former Members as of the Effective Date.

8.   DISSOLUTION.  As of the Effective Date, following the
     Liquidating Distribution as set forth in Section 7, the Trust shall be dissolved and shall furnish notice of such dissolution to the Mississippi Workers' Compensation
     Commission and take any other such action as the Trustees shall deem necessary or appropriate including the completion of distribution of any remaining funds subsequent to dissolution.

9. DISTRIBUTION OF REMAINING FUNDS. At such time as the Trustees of the Trust (as dissolved) may determine that all liabilities of the Trust have been paid or provided for and there is no need for the reserve fund established pursuant to Section 4 above, the Trustees of the Trust (as dissolved) shall transfer any amounts remaining in such fund to Stoneville as an additional contribution to capital.

10. TERMINATION. This Plan may be terminated and abandoned (i) at any time by vote of the Trustees or the Board; or (ii) if all conditions precedent as set forth in Section 11 have not been satisfied or waived by December 31, 1997.

11. CONDITIONS PRECEDENT. The Plan shall not become effective until all the following conditions have been either satisfied or waived by the Trustees: (i) the Reinsurance Agreement is in effect; (ii) receipt of a favorable opinion from Watkins Ludlam & Stennis, P.A. to the effect that the consummation of the Plan will be treated, for federal income tax purposes, as a tax free transaction as to the Trust, the Company, and to those Former Members who receive Stock of the Company; and
     (iii) dissenters' rights shall not have been perfected by holders of more than twenty percent (20%) of Trust Units.

12. DISSEMINATION OF SHARE CERTIFICATES AND PAYMENT OF DISSENTERS. Promptly after the Effective Date, each Person who was insured by the Trust at any time will be sent an assumption certificate (the "Assumption Certificate") pursuant to the Reinsurance Agreement. Each Former Member must sign and return the Assumption Certificate to the Trust at which time the Former Member shall receive such Person's liquidating Distribution.

13. GOVERNING LAW. This Plan shall be governed and construed in accordance with the laws of Mississippi.

     IN WITNESS WHEREOF, the parties have executed this Plan as of the day and year set forth above.

TRUST:                             STONEVILLE:

DELTA AGRICULTURAL AND             STONEVILLE INSURANCE COMPANY
INDUSTRIAL TRUST

By: /s/ William H. Kennedy        By: /s/ Harry E. Vickery
Name/Title: Chairman              Name/Title:   President

                            EXHIBIT A
                        LIST OF FUND YEARS

                       8/1/91 - 7/31/92
                       8/1/92 - 7/31/93
                       8/1/93 - 12/31/94
                       1/1/95 - 12/31/95
                       1/1/96 - 12/31/96

         PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is incorporated under the laws of Mississippi. Subarticle E of Article 8 of the Mississippi Business Corporation Act prescribes the conditions under which indemnification may be obtained by a present or former director or officer of the Company who incurs expenses or liability as a consequence of matters arising out of his activities as a director or officer.

     Article VII of the Company's Bylaws also provides for indemnification of officers and directors under certain circumstances. The Company has purchased a liability policy which, subject to any limitations set forth in the policy, indemnifies the Company's directors and officers for damages that they become legally obligated to pay as a result of any negligent act, error or omission committed by such person in his capacity as an officer or director.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following exhibits and financial statement schedules are furnished as a part of this Registration Statement:

     Exhibit Number      Description

        2               Plan and Agreement of Reorganization and
                        Conversion of the Trust included as
                        Exhibit A to the Prospectus contained
                        herein

        3.1             Articles of Incorporation of the Company

        3.2             Bylaws of the Company

        5               Opinion of Watkins Ludlam & Stennis,
                        P.A. regarding legality of common stock
                        registered hereby

        8               Opinion of Watkins Ludlam & Stennis,
                        P.A. regarding tax matters

        10.1            Assumption Reinsurance Agreement dated
                        as of March 20, 1997 between the Trust,
                        Continental, and the Company

        10.2            Insurance Placement Agreement dated as
                        of June 10, 1996 between the Trust, TIG
                        and TIG Reinsurance Company

        10.3            Representative Agreement dated as of
                        July 1, 1996 between Mississippi Risk
                        Management, Inc. and the Trust

        10.4            Assignment and Assumption Agreement
                        dated as of March 20, 1997 between the
                        Trust and the Company

        23.1            Consent of Richard L. Eaton, CPA,
                        independent accountant, with respect to
                        consolidated financial statements of the
                        Trust and the Company

        23.2            Consent of Watkins Ludlam & Stennis,
                        P.A. is contained in their opinion filed as Exhibit 5 to this Registration
                        Statement

        24              Power of attorney previously filed

        27.1            Financial Data Schedule Stoneville
                        Insurance Company Period 12/31/96

        27.2 Financial Data Schedule Delta Agricultural and Industrial Trust Periods 12/31/96 and
                        12/31/95

        99.1            Financial Statement Schedules of The Trust

        99.2            Financial Statement Schedules of Stoneville
                        Insurance Company

ITEM 22.  UNDERTAKINGS

    (g) Registration on Form S-4 or Form F-4 of Securities offered for resale.

    (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) The registrant hereby undertakes that every prospectus
(i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and issued in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (h) Request for acceleration of effective date or filing of registration statement on Form S-8

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                            SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment Number 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi on this the 17th day of April, 1997.


STONEVILLE INSURANCE COMPANY



BY: Harry E. Vickery
    President




    Pursuant to the requirements of the Securities Act of 1933, this Amendment Number 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.


    NAME                      TITLE                DATE



* William L. Kennedy Chairman of the Board   April 17, 1997
  William L. Kennedy and Director  (Chief
                     Executive Officer)

  Harry E. Vickery   President and Director  April 17, 1997
  Harry E. Vickery


* David R. White    Secretary, Treasurer,    April 17, 1997
  David R. White    Vice President,
                    Director Officer

* By /s/ Harry E. Vickery
         Attorney in Fact


INDEX TO EXHIBITS


Exhibit    Description
Number

2          Plan and Agreement of Reorganization
           and Conversion of the Trust included
           as Exhibit A to the Prospectus
           contained herein

3.1        Articles of Incorporation
           of the Company

3.2        Bylaws of the Company

5          Opinion of Watkins Ludlam & Stennis,
           P.A. regarding legality of common
           stock registered hereby

8          Opinion of Watkins Ludlam & Stennis,
           P.A. regarding tax matters

10.1       Assumption Reinsurance Agreement dated
           as of March 20, 1997 between the Trust,
           Continental, and the Company

10.2       Insurance Placement Agreement dated as
           of June 10, 1996 between the Trust, TIG
           and TIG Reinsurance Company

10.3       Representative Agreement dated as of
           July 1, 1996 between Mississippi Risk
           Management, Inc. and the Trust

10.4       Assignment and Assumption Agreement
           dated March 20, 1997 between the Trust
           and the Company

23.1       Consent of Richard L. Eaton, CPA,
           independent accountant, with respect to
           consolidated financial statements of the
           Trust and the Company

23.2       Consent of Watkins Ludlam & Stennis, P.A.
           is contained in their opinion filed as
           Exhibit 5 to this Registration
           Statement

24         Power of attorney previously filed

27.1       Financial Data Schedule Stoneville Insurance
           Company Period 12/31/96

27.2       Financial Data Schedule Delta Agricultural and
           Industrial Trust Periods 12/31/96 and 12/31/95

99.1       Financial Statement Schedules of The Trust

99.2       Financial Statement Schedules of Stoneville
           Insurance Company